Exhibit 10.24

AGREEMENT OF LEASE

LEVEL 3 COMMUNICATIONS, LLC

LANDLORD

AND

RACKSPACE SATDC, LTD.

TENANT

	PREMISES:	APPROXIMATELY 10,000 SQUARE FEET
5130 SERVICE CENTER DRIVE
SAN ANTONIO, TEXAS 78218

DATED:	as of April 24, 2002

-i-

AGREEMENT OF LEASE, dated as of April 24, 2002, between LEVEL 3 COMMUNICATIONS, LLC, a Delaware limited liability company with an address at 1025 Eldorado Boulevard, Broomfield, Colorado 80021 (“Landlord”), and RACKSPACE SATDC, LTD., a Texas limited partnership, with an office at 112 E. Pecan Street, San Antonio, Texas 78205 (“Tenant”).

W I T N E S S E T H:

The parties hereto, for themselves, their legal representatives, successors and assigns, covenant and agree as follows.

ARTICLE 1. DEFINITIONS; INTERPRETATION

Section 1.1 For all purposes of this Lease, the following terms shall have the following meanings:

Additional Rent:	Any and all sums, other than Fixed Rent, payable by Tenant to Landlord under this Lease.

Affiliate:	With respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

Alterations:	Alterations, installations, improvements, additions or other physical changes (other than decorations, movable fixtures and equipment) in or about the Premises or elsewhere in the Building.

Base Rate:	The annual rate of interest publicly announced from time to time by Citibank, N.A., New York, New York (or any successor thereto) as its “base rate”, or such other term as may be used by Citibank, N.A. from time to time for the rate presently referred to as its base rate.

Building:	All the buildings, equipment, parking facilities and other improvements and appurtenances of every kind and description now located or hereafter erected, constructed or placed upon the land and any and all alterations, renewals, replacements, additions and substitutions thereto, presently known by the address of 5130 Service Center Drive, San Antonio, Texas 78218.

Building Systems:	The mechanical, electrical, heating, ventilating, air conditioning, elevator, plumbing, sanitary, life-safety and other service systems of the Building, but shall not include the systems installed in the Premises.

Business Days:	All days, excluding Saturdays, Sundays, and all days observed by either the State of Texas, the United States of America or by the labor unions servicing the Building as legal holidays.

Commencement Date:	June 1, 2002.

Control:	As to any Entity: (a) the ownership, directly or indirectly, of more than fifty percent (50%) of the Ownership Interests of such entity, and (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Entity, whether through the ownership of Ownership Interests, by statute, or by contract.

Default Rate:	The lesser of (i) a rate per annum equal to four (4) percentage points above the Base Rate, or (ii) the maximum rate of interest permitted under applicable Laws.

Delivery Date:	The date Landlord delivers possession of the Premises to Tenant.

Entity:	A corporation, limited liability company, limited partnership, limited liability partnership, general partnership, business trust, foundation, or any other legal entity in which legal or equitable ownership interests may be owned and transferred.

Environmental Laws:	All Laws now or hereafter in effect relating to the environment, health, safety or Hazardous Materials.

Equipment Space:	Defined in Section 10.6(a).

Expiration Date:	The last day of the month in which the seventh (7th) anniversary of the Rent Commencement Date occurs.

Fixed Rent:	Defined in Section 2.1.

Governmental Authority:	Any of the United States of America, the State of Texas, the City of San Antonio, any political subdivision thereof and any agency, department, commission, board, bureau or instrumentality of any of the foregoing, now existing or hereafter created, having jurisdiction over the Real Property or any portion thereof or the vaults, curbs, sidewalks, streets and areas adjacent thereto.

Guarantor:	Rackspace, Ltd, a Texas partnership, and any other Person who or which shall from time to time guaranty to Landlord the payment and performance of all or any portion of the obligations of Tenant under this Lease.

Hazardous Materials:	Any substances, materials or wastes regulated by any Governmental Authority or deemed or defined as a “hazardous substance”, “hazardous material”, “toxic substance”, “toxic pollutant”, “contaminant”, “pollutant”, “solid waste”, “hazardous waste” or words of similar import under applicable Laws, including oil and petroleum products, natural or synthetic gas, polychlorinated biphenyls, asbestos in any form, urea formaldehyde, radon gas, or the emission of non-ionizing radiation, microwave radiation or electromagnetic fields at levels in excess of those

(if any) specified by any Governmental Authority or which may cause a health hazard or danger to property, or the emission of any form of ionizing radiation.

HVAC:	Heat, ventilation and air-conditioning.

Initial Alterations:	Defined in Section 5.3.

Landlord’s Broker:	CB Richard Ellis

Landlord’s Work:	Defined in Section 5.2.

Laws:	All present and future laws, rules, orders, ordinances, regulations, statutes, requirements, codes, executive orders, rules of common law, and any judicial interpretations thereof, extraordinary as well as ordinary, of all Governmental Authorities, including the Americans with Disabilities Act (42 U.S.C. §12,l0l et seq.) and any law of like import, and all rules, regulations and government orders with respect thereto, and of any applicable fire rating bureau, or other body exercising similar functions, of general applicability or affecting the Real Property or the maintenance, use or occupation thereof, or any street or sidewalk comprising a part of or in front thereof or any vault in or under the Building.

Mortgage:	Any mortgage or trust indenture which may now or hereafter affect the Real Property, the Building or any Superior Lease and the leasehold interest created thereby, and all renewals, extensions, supplements, amendments, modifications, consolidations and replacements thereof or thereto, substitutions therefore, and advances made thereunder.

Mortgagee:	Any mortgagee, trustee or other holder of a Mortgage.

Ownership interests:	As to any Entity, the outstanding voting stock, membership interests, partnership interests or other legal or equitable ownership interests of any kind, however characterized, in such Entity.

Permitted Use:	The use of the Premises by Tenant for communications purposes and facilities, including the installation, operation, assembly and maintenance of communication, electronic, optronic, switching and transmission equipment, including servers, and facilities in connection with Tenant’s telecommunications business (including colocation of telecommunications equipment as permitted under Section 14.1(b)) and related communications and information and data, voice, video and other transmission services, and for executive and general offices ancillary to such use, and for no other purpose.

Person:	Any Entity, estate, trust, unincorporated association, tenancy-in-common, or any Governmental Authority.

Premises:	The following rentable areas of the Building: the main floor containing approximately 10,000 Rentable Square Feet of area as identified in Exhibit A.

Premises Area:	The Rentable Square Foot area of the Premises, consisting of approximately 10,000 Rentable Square Feet, as the Premises Area may be increased or decreased from time to time pursuant to this Lease.

Premises Equipment:	Defined in Section 3.4.

Real Property:	The Building, together with the plot of land upon which it stands.

Rent:	Collectively, Fixed Rent and Additional Rent.

Rent Commencement Date:	June 1, 2002.

Rentable Square Feet:	The deemed rentable area of the Building or any portion thereof, computed using the standards set forth by the American National Standards Institute, Inc. and Building Owners and Managers Association International which are currently employed by Landlord with respect to the calculation of the deemed Rentable Square Foot area of the Building; provided, however, that in no event shall such deemed Rentable Square Footage constitute or imply any representation or warranty by Landlord as to the actual size of any floor or other portion of the Building, including the Premises. In the event Landlord measures the Premises to confirm the size of the Premises according to the standards set forth herein this paragraph the parties agree to execute any documents or amendments reasonably necessary to evidence any revision to the Premises size, if any.

Rules and Regulations:	The rules and regulations attached to this Lease as Exhibit B, and such additional rules and regulations as Landlord may adopt from time to time.

Substantial Completion:	As to any construction performed by any party in the Premises, including the Initial Alterations, any other Alterations, or Landlord’s Work, that such work has been completed substantially in accordance with (i) the provisions of this Lease applicable thereto, (ii) the plans and specifications for such work, and (iii) all applicable Laws, except for minor details of construction, decoration and mechanical adjustments, if any noncompletion of which does not materially interfere with Tenant’s use of the Premises, or which, in accordance with good construction practice, should be completed after the completion of other work to be performed in the Premises.

Superior Lease:	Any ground or underlying lease of the Real Property or any part thereof, now existing or hereafter entered into by Landlord, and all renewals, extensions, supplements, amendments and modifications thereof

Superior Lessor:	A lessor under a Superior Lease.

Tenant’s Alterations:	All Alterations, including the Initial Alterations and Tenant’s Equipment, in and to the Premises and elsewhere in the Building which may be made by or on behalf of Tenant prior to and during the Term.

Tenant’s Broker:	Partners National Real Estate Group, Inc.

Tenant Party:	Any of Tenant, any Affiliate of Tenant, any subtenant or any other occupant of the Premises, or any of their respective direct or indirect partners, officers, shareholders, directors, members, trustees, beneficiaries, employees, principals, contractors, licensees, invitees, servants, agents or representatives.

Tenant’s Property:	Tenant’s fixtures and movable partitions, telephone and other communications equipment, computer systems, furniture, trade fixtures, furnishings, and other items of personal property which are owned by Tenant Party and are removable without material damage to the Premises or Building.

Term:	The term of this Lease, which shall commence on the Rent Commencement Date and shall expire on the Expiration Date, as the Term may be extended pursuant to Article 29.

Section 1.2 All of the Exhibits attached to this Lease are incorporated in and made a part of this Lease, but in the event of any conflict or inconsistency between the provisions of this Lease and the Exhibits, the provisions of this Lease shall control. As used in this Lease: (a) the word “or” is not exclusive and the word “including” is not limiting, (b) references to a law include any rule or regulation issued under the law and any amendment to the law, rule or regulation, (c) whenever the words “include”, “includes”, or “including” appear, they shall be deemed to be followed by the words “without limitation”, (d) personal pronouns shall be deemed to include the other genders and the singular to include the plural, (e) all references to notices to be given by or to a party shall, unless otherwise expressly stated, be deemed to refer to written notices, and (f) all Article and Section references shall, unless otherwise expressly stated, be deemed references to the Articles and Sections of this Lease. Wherever a period of time is stated in this Lease as commencing or ending on specified dates, such period of time shall be deemed (i) inclusive of such stated commencement and ending dates, and (ii) to Commence at 12:00 A.M. Eastern Time on such stated commencement date and to end at 11:59 P.M. Eastern Time on such stated ending date. The captions used in this Lease are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Lease nor the intent of any provision hereof

ARTICLE 2. DEMISE, PREMISES, TERM, RENT, GUARANTY

Section 2.1 Landlord hereby leases to Tenant, and Tenant hereby hires from Landlord, the Premises, for the Term to commence on the Rent Commencement Date and to end on the Expiration Date, at an annual rent (“Fixed Rent”) initially equal to Thirty One and 50/100 Dollars ($31.50) per Rentable Square Foot of Premises Area. Fixed Rent shall be increased on each anniversary of the Commencement Date by an amount equal to three percent (3.0%) of the Fixed Rent then payable, so that increases in Fixed Rent shall be cumulative, compounded at the rate of 3% per annum over the Term. By way of illustration, Fixed Rent, on a per Rentable Square Foot basis, rounded to the nearest cent, will increase as follows:

Date	Fixed Rent per Rentable Square Foot
Commencement Date	$31.50
1st anniversary of the Commencement Date	32.45
2nd anniversary of the Commencement Date	33.42
3rd anniversary of the Commencement Date	34.42
4th anniversary of the Commencement Date	35.45
5th anniversary of the Commencement Date	36.52
6th anniversary of the Commencement Date	37.61

which Tenant agrees to pay to Landlord, without notice or demand, in lawful money of the United States, in monthly installments in advance on the first (1st) day of each calendar month during the Term (each such date, a “Payment Date”), at the office of Landlord or such other place as Landlord may designate, without any set-off, offset, abatement or deduction whatsoever. Fixed Rent and Additional Rent shall be payable by check or by wire transfer of immediately available funds.

Section 2.2 Notwithstanding anything to the contrary contained herein, simultaneously with the execution and delivery of this Lease, Tenant shall (i) deliver to Landlord the Guaranty, executed by Guarantor, in the form attached to this Lease as Exhibit D, (ii) pay to Landlord the sum of Twenty-six Thousand Two Hundred Fifty Dollars ($26,250.00) representing the installment of Fixed Rent for the Premises for the first (1st) full calendar month of the Term after the Rent Commencement Date for the Premises, and (iii) pay to Landlord the sum of Two Hundred Thousand Dollars ($200,000) representing the Security Deposit as set forth in Section 30. If the Rent Commencement Date is not the first day of a month, then on or before such Rent Commencement Date, Tenant shall pay Fixed Rent for the period from such Rent Commencement Date through the last day of the month in which such Rent Commencement Date occurs.

Section 2.3 Fixed Rent and all other sums payable hereunder shall be paid by Tenant without notice, demand, counterclaim, setoff, deduction or defense and without abatement, suspension, deferment, diminution or reduction.

Section 2.4 Notwithstanding anything to the contrary set forth in Section 2.1, so long as no Event of Default shall then have occurred and be continuing, Tenant shall have no obligation to pay Fixed Rent on account of the period commencing on the Delivery Date and ending on the Rent Commencement Date. Nothing contained herein shall affect Tenant’s obligation to make any other payment under this Lease during such period, specifically including Additional Rent.

Section 2.5 (a) Although neither party shall have any obligation, it is anticipated Tenant may purchase from Landlord and Landlord may provide to Tenant certain services outside the scope of this Lease, such as internet access and data transport services, which Tenant will pay on a monthly basis pursuant to a separate written agreement (the “Service Agreement”). Such Service Agreement shall not merge or be considered a part or any portion this Lease in any manner and such Service Agreement shall only be used as a reference to assist the parties in determining the Discount to Fixed Rent, if any.

(b) Notwithstanding the Fixed Rent set forth in Section 2.1 above, the Fixed Rent shall be adjusted as described in this Section 2.5 as mutually agreed by Landlord and Tenant. As of the last day of each calendar quarter (i.e., March 31, June 30, September 30, and December 31) Tenant shall review, prepare and deliver an accurate report dated as of the last day of the respective calendar quarter (the “Quarterly Report”) to Landlord, pursuant to provisions of Section 25, identifying: (i) the amount Tenant actually paid to Landlord each month for services provided to Tenant by Landlord outside the scope of this Lease for each of the previous twelve (12) months (the “Monthly Service Payment”), (ii) the average monthly amount paid for such services (i.e., sum of the above described twelve (12) Monthly Service Payments divided by twelve (12) (the “Average Monthly Service Payment”), (iii) the discount Tenant believes it is entitled to hereunder (the “Discount”) and (iv) the adjusted Fixed Rent amount calculated using the Discount (the “Adjusted Fixed Rent”). For purposes of this Section 2.5, the Discount shall be determined by the corresponding Average Monthly Service Payment as identified in the table below. The Discount, if any, shall only be applicable for the three (3) months immediately following the date of the Quarterly Report. If no Quarterly Report is received by Landlord within fifteen (15) Business Days from the last day of the respective calendar quarter the Fixed Rent shall default to the appropriate amount set forth in Section 2.1, above.

Average Monthly Service Payment	Discount to Fixed Rent per square foot
$ 0 to 4,999	None
$ 5,000 to 9,999	$1
$ 10,000 to 14,999	$2
$ 15,000 to 19,999	$3
$ 20,000 to 24,999	$4
$ 25,000 to 29,999	$5
$ 30,000 to 34,999	$6
$ 35,000 to 39,999	$7
$ 40,000 to 44,999	$8
$ 45,000 to 49,999	$9
$ 50,000 and greater	$10

For example, if the Average Monthly Service Payment for the current period was $33,500 the Discount would equal $6.00 and the Adjusted Fixed Rent (assuming the discount is taken prior to the 2nd anniversary of the Commencement Date) until the next Quarterly Report (three months) would equal $ 26.45 (32.45 – 6.00).

Section 2.6 The Discount, if any, applicable as set forth above in Section 2.5, shall be applied following Landlord’s and Tenant’s mutual approval of the applicable Quarterly Report. In the event Landlord disputes any facts contained in the Quarterly Report, no Discount shall be applied unless and until Landlord and Tenant have mutually resolved such dispute. In the event Landlord and Tenant agree Tenant has the right to a Discount and Tenant has already paid the full Fixed Rent for the period entitled to the Discount, Landlord shall credit against future installments of Fixed Rent under this Lease, an amount equal to the entitled Discount for such period. Tenant shall not be allowed to claim a Discount or request a rebate or refund of any Fixed Rent for those periods where Landlord failed to timely receive from Tenant the applicable Quarterly Report. Nothing in Sections 2.5 and 2.6 shall be construed to allow or give Tenant the right to hold back or fail to pay the entire unadjusted Fixed Rent until Landlord and Tenant have agreed to the Discount and have set forth the Adjusted Fixed Rent for the appropriate period. Tenant’s failure to pay the entire unadjusted Fixed Rent when due, notwithstanding the fact Tenant may be entitled to a Discount, shall be considered a payment default pursuant to Section 16.1. Notwithstanding anything in this Section 2 to the contrary, in the event Tenant is credited any amounts under the Service Agreement, such amounts credited shall be deducted from the respective Monthly Services Payment and Average Monthly Service Payment as necessary to calculate the appropriate Discount, if any. In the event a Discount is reduced and a greater Rent amount is due Landlord, Tenant agrees to pay all such amounts within ten (10) Business Days’ from Landlord’s request.

ARTICLE 3. USE AND OCCUPANCY

Section 3.1 Tenant shall use and occupy the Premises for the Permitted Use and for no other purpose. Tenant shall not use or occupy or permit the use or occupancy of any part of the Premises in any manner not permitted hereunder, or which would adversely affect (a) the functioning of the Building Systems, (b) the use or enjoyment of any part of the Building by any other tenant or other occupant, or (c) the appearance, character or reputation of the Building.

Section 3.2 Landlord shall not be subject to any liability for any delay or failure in delivering possession of the Premises or any portion thereof to Tenant on any specific date, and the validity of this Lease shall not be impaired under such circumstances, nor shall the same be construed to extend the term of this Lease, except that Fixed Rent and Additional Rent shall be abated until possession of the Premises or portion thereof shall be delivered to Tenant.

Section 3.3 Landlord shall allow Tenant and Landlord’s employees the exclusive use of those certain parking spaces identified in Exhibit E, at no additional charge by Landlord.

Section 3.4 Landlord agrees to make available or cause to be made available to Tenant without warranty the use of the equipment and fixtures for the Premises only as specifically set forth in Exhibit F (“Premises Equipment”) through the Term or earlier expiration of this Lease; provided, however, Tenant agrees to consistently and routinely through the Term maintain and service all such Premises Equipment pursuant to applicable manufacturer standards and requirements as determined in Landlord’s discretion. Prior to the Rent Commencement Date, Tenant shall enter into full service maintenance contracts covering certain portions of the Premises Equipment (as identified in Exhibit F) and shall provide Landlord copies of all such contracts pursuant to the provisions in Section 25.

ARTICLE 4. ALTERATIONS

Section 4.1 (a) Tenant shall not make any Alterations without Landlord’s prior written consent in each instance, which consent may be granted or denied in Landlord’s sole discretion; provided, however, that Landlord shall not unreasonably withhold its consent to Alterations proposed to be made by Tenant to adapt the Premises for the Permitted Use provided that such Alterations (i) are not Structural Alterations, (ii) are performed only by contractors approved in writing by Landlord as provided in Section 4.2(b), (iii) do not affect any part of the Building other than the Premises and Equipment Space, (iv) do not adversely affect any service required to be furnished by Landlord to Tenant or to any other tenant or occupant of the Building, and (v) do not reduce the value or utility of the Building. For purposes of this Article 4, “Structural Alterations” means Alterations which affect the structural elements of the walls, floors, ceiling or columns of the Building or any components of the exterior of the Building or affect (outside of the Premises) the Building Systems or services in a manner which would adversely affect the provision of services to other Building tenants.

(b) Landlord acknowledges and agrees that the following shall not constitute Alterations for the purposes of this Article 4: (i) installation, relocation, removal or replacement of telecommunications equipment in the normal course of Tenant’s business which are located wholly within the Premises, not permanently affixed to the Building, and removable without damage to the Premises and the Building, and (ii) changing of wall coverings, carpeting or paint, provided that Tenant shall give Landlord prior notice of the performance of such work in the Premises.

Section 4.2 (a) Prior to making any Alterations, Tenant shall at its expense (i) submit to Landlord, for Landlord’s written approval, detailed plans and specifications (including designation of construction worker and vehicle access points and staging areas) therefore in form satisfactory to Landlord, (ii) if such Alterations require a filing with any Governmental Authority or require the consent of such authority, then such plans and specifications shall (A) be prepared and certified by a registered architect or licensed engineer, and (B) comply with all Laws to the extent necessary for such governmental filing or consent, (iii) obtain all required permits, approvals and certificates, (iv) furnish to Landlord duplicate original policies or certificates of insurance which evidence worker’s compensation coverage (covering all persons to be employed by Tenant, and all contractors and subcontractors supplying materials or performing work in connection with such Alterations), commercial general liability insurance (including property damage coverage), comprehensive form automobile liability insurance and Builder’s Risk coverage (issued on a completed value basis) all in such form, with such companies, for such periods and in such amounts as Landlord may require, naming Landlord and its employees and agents, any Superior Lessor and any Mortgagee as additional insureds, and (v) furnish to Landlord recordable waivers of liens from all contractors, subcontractors and materialmen in form and substance acceptable to Landlord. All Alterations shall be performed by Tenant at Tenant’s sole cost and expense (A) in a good and workmanlike manner using new materials of first class quality, (B) in compliance with all Laws, (C) in accordance with the plans and specifications previously approved by Landlord, and (D) in accordance with Landlord’s construction, health and safety regulations and requirements promulgated by Landlord from time to time in accordance with Article 26. Tenant shall at its cost and expense obtain all approvals, consents and permits from every Governmental Authority having or claiming jurisdiction prior to, during and upon completion of any Alterations. Tenant shall promptly reimburse Landlord, as Additional Root within ten (10) days after demand, for

(I) all actual out-of-pocket costs and expenses incurred by Landlord in connection with Landlord’s review of Tenant’s plans and specifications, and (II) all actual costs and expenses incurred by Landlord in connection with the provision of Building personnel during the performance of any Alterations required by trade union policy or otherwise, to facilitate Tenant’s Alterations. The costs and expenses described in the preceding sentence shall not include the regular salaries and benefits of Landlord’s employees at the Building, but shall include all overtime and other labor costs incurred by Landlord in connection with Tenant’s Alterations which would not have been incurred by Landlord but for the performance of such Alterations.

(b) Landlord shall not unreasonably withhold, condition or delay its approval of the contractors and subcontractors proposed to be used by Tenant for Tenant’s Alterations, provided that Tenant shall select its contractors and subcontractors from Landlord’s list of approved contractors. Attached hereto as Exhibit C is a list of contractors currently approved by Landlord for the performance of work in the Building, which list may be modified by Landlord from time to time. Tenant may from time to time request approval of additional or alternate contractors to those listed in Exhibit C. Landlord agrees not to unreasonably withhold or delay its consent to such additional or alternate contractors and will amend Exhibit C as necessary.

(c) Landlord agrees to respond to any written request for approval of plans and specifications for the Initial Alterations (defined in Section 5.3) within ten (10) Business Days after receipt by Landlord of complete and detailed architectural, structural, mechanical and engineering plans and specifications as required therefore (collectively, the “Initial Plans”). In addition, Landlord agrees to respond to any resubmission of the Initial Plans within five (5) Business Days after written resubmission, unless substantial revisions are required to the Initial Plans, in which event Landlord shall respond to Tenant within a reasonable time thereafter. In the event that Landlord disapproves all or any portion of the Initial Plans, Landlord shall notify Tenant of the grounds for such disapproval with reasonable specificity.

(d) Without limitation of the provisions of Section 4.2(c), if requested by Tenant, Landlord will grant conditional approval of preliminary plans, conceptual design drawings or written descriptions of Alterations proposed to be made by Tenant at any stage of the design process prior to the submission of final plans and specifications by Tenant, provided that Landlord shall retain the right to disapprove any such final plans and specifications if, subsequent to any such preliminary approval, material changes are made in the type or nature of the Alteration described in the plans, drawings or descriptions previously approved by Landlord, or additional work, equipment or materials are added which had not previously been considered and approved by Landlord in connection with such Alteration.

(e) Upon completion of any Alterations, Tenant, at its expense, shall promptly obtain certificates of final approval of such Alterations as may be required by any Governmental Authority, and shall furnish Landlord with copies thereof, together with “as-built” plans and specifications for such Alterations prepared on an Autocad Computer Assisted Drafting and Design System, Version 12 or later (or such other system or medium as Landlord may accept), in Landlord’s sole discretion.

Section 4.3 All Tenant’s Alterations shall become the property of Landlord upon the expiration or sooner termination of this Lease, and upon the Expiration Date or earlier termination of the Term or any renewal thereof (a) Tenant shall remove Tenant’s Property from the Premises, and (b) unless Landlord notifies Tenant no later than twenty (20) days prior to the

Expiration Date that any or all items of Tenant’s Alterations shall not be removed from the Premises, Tenant shall remove Tenant’s Alterations from the Premises, at Tenant’s sole cost and expense. Tenant shall repair and restore in a good and workmanlike manner (reasonable wear and tear excepted) any damage to the Premises and the Building caused by such removal of Tenant’s Property and Tenant’s Alterations. Any of Tenant’s Alterations or Tenant’s Property not so removed by Tenant at or prior to the Expiration Date or earlier termination of the Term shall be deemed abandoned and may, at the election of Landlord, either be retained as Landlord’s property or be removed from the Premises and disposed of by Landlord (and any damage caused thereby repaired) at Tenant’s cost and without accountability to Tenant The provisions of this Section 4.3 shall survive the expiration or earlier termination of this Lease.

Section 4.4 If, because of any act or omission of Tenant or any Tenant Party, any mechanic’s lien, U.C.C. financing statement or other lien, charge or order for the payment of money shall be filed against Landlord, or against all or any portion of the Premises, the Premises Equipment, Tenant’s Alterations, the Building or the Real Property (exclusive of Tenant’s Property), Tenant shall, at its own cost and expense, cause the same to be discharged of record, by bonding or otherwise, within thirty (30) days after the filing thereof, and Tenant shall indemnify, defend and save Landlord harmless against and from all costs, expenses, liabilities, suits, penalties, claims and demands (including reasonable attorneys’ fees and disbursements) resulting therefrom. Notice is hereby given that Landlord shall not be liable for any work performed or to be performed at the Real Property or any part thereof for Tenant or any subtenant, or for any materials furnished or to be furnished at the Real Property or any part thereof for Tenant or any subtenant upon credit, and that no mechanic’s or other lien for such work or materials shall attach to or affect the estate or interest of Landlord in and to the Real Property or any part thereof. Landlord shall have the right to post and keep posted on the Premises any notices which Landlord may be required to post for the protection of Landlord, the Real Property or any part thereof from any lien. Neither Tenant nor any Tenant Party shall have any power to do any act or make any contract which may create any lien, mortgage or other encumbrance upon the reversionary or other estate of Landlord or of any interest of Landlord in or to the Premises or the Real Property. Nothing herein shall permit Tenant or any Tenant Party to do or cause to be done any work or labor or any materials to be supplied for the account of Landlord, and all of the same shall be solely for Tenant’s account and at Tenant’s risk and expense.

Section 4.5 Tenant shall not, at any time prior to or during the Term, directly or indirectly employ, or permit the employment of, any contractor; mechanic or laborer in the Premises, whether in connection with any Alteration or otherwise, if in Landlord’s sole judgment such employment will interfere or cause any conflict with other contractors, mechanics, or laborers engaged in the construction, maintenance or operation of the Building by Landlord, Tenant or others, or the use and enjoyment of other tenants or occupants of the Building. However, the foregoing shall not be deemed to require Tenant to use union contractors unless required under applicable Laws or if the use of non-union labor would violate the provisions of this Section 4.5.

ARTICLE 5. CONDITION OF THE PREMISES; LANDLORD’S WORK

Section 5.1 Tenant has examined the Premises and agrees to accept possession of the Premises in their “as is” condition on the Delivery Date, and further agrees that Landlord shall have no obligation to perform any work, supply any materials, incur any expenses or make any installations in order to prepare the Premises for Tenant’s occupancy. The taking of possession of the Premises by Tenant shall be conclusive evidence as against Tenant that at the time such possession was so taken, the Premises were in good and satisfactory condition.

Section 5.2 Landlord shall not perform any work at or with respect to the Premises and shall not have any obligation to perform any such work regarding the Premises, unless otherwise set forth in this Lease (“Landlord’s Work”).

Section 5.3 Landlord acknowledges that Tenant intends to perform certain Alterations in order to prepare the Premises for Tenant’s occupancy (collectively, the “Initial Attentions”), which shall comply with the provisions set forth in Article 4 and all applicable Laws, and shall include the following: (i) demolish and remove all existing equipment cages, (ii) install ceiling mounts to support ladder racks, and (iii) install approximately one hundred fifty (150) ladder racks, all as more specifically set forth in those certain plans to be delivered for Landlord’s consent pursuant to Article 4.

ARTICLE 6. REPAIRS; FLOOR LOAD

Section 6.1 Landlord shall maintain and repair, in a good and workmanlike manner, the structural elements of the Building, including the roofs, foundations and curtain walls thereof, and the Building Systems serving the Building up to the point of connection to the Premises. Tenant, at Tenant’s expense, shall take good care of the Premises, Premises Equipment, Tenant’s Equipment, Tenant’s Alterations and the fixtures, systems, equipment and appurtenances therein, and make all structural and non-structural repairs (other than those repairs specifically identified as Landlord responsibilities above) thereto as and when needed to preserve them in good working order and condition, except for reasonable wear and tear, obsolescence and damage for which Tenant is not responsible pursuant to the provisions of Articles 11 and 12. Notwithstanding the foregoing, all damage or injury to the Premises, Premises Equipment or to any other part of the Building, or to its fixtures, equipment and appurtenances, caused by or resulting from the negligence or willful misconduct of or Alterations made by Tenant or any Tenant Party shall be repaired at Tenant’s expense, (a) by Tenant to the satisfaction of Landlord, if the required repairs are non-structural, do not affect any Building System, and may be performed entirely within the Premises, or (b) in all other instances, by Landlord. Tenant also shall repair all damage to the Building, Premises and the Premises Equipment caused by the making of any Alterations by Tenant or by the moving of Tenant’s Property. All such repairs by Tenant shall be of first quality materials and workmanship at least equal to the original work or construction. If Tenant fails after fifteen (15) days notice to proceed with due diligence to make repairs required to be made by Tenant, Landlord may make such repairs at the expense of Tenant, and Tenant shall pay the costs and expenses thereof incurred by Landlord, with interest at the Default Rate, as Additional Rent within ten (10) days after rendition of a bill or statement therefore.

Section 6.2 (a) Tenant shall not place a load upon any floor of the Premises exceeding the floor load per square foot which such floor was designed to carry and which is allowed by Laws. Tenant shall not move any heavy equipment or fixtures into or out of the Building without Landlord’s prior consent, which shall not be unreasonably withheld or delayed.

(b) Subject to the provisions of Article 4, Tenant shall have the right to reinforce the floor and ceiling load capacity at its own cost and expense beyond that provided by

Landlord, provided that such reinforcement shall not (i) adversely affect the structural integrity of the affected portions of the Building, or (ii) require access to, or penetration of the floor slab adjacent to, any space outside of the Premises.

ARTICLE 7. INTENTIONALLY OMITTED

ARTICLE 8. LAWS

Section 8.1 Tenant, at its sole expense, shall comply with all Laws applicable to the Premises or the use and occupancy thereof by Tenant, and make all repairs or Alterations required thereby, whether structural or nonstructural, ordinary or extraordinary, unless otherwise expressly provided herein. Tenant shall not do or permit to be done any act or thing upon the Premises which will invalidate or be in conflict with Landlord’s insurance policies, and shall not do or permit anything to be done in or upon the Premises, or use the Premises in a manner, or bring or keep anything therein, which shall increase the rates for casualty or liability insurance applicable to the Building. If, as a result of any negligence or willful misconduct by Tenant or any Tenant Party or by reason of Tenant’s failure to comply with the provision of this Article 8, the insurance rates for the Building shall be increased, then Tenant shall desist from doing or permitting to be done any such act or thing and shall reimburse Landlord, as Additional Rent hereunder, for that part of all insurance premiums thereafter paid by Landlord which shall have been charged because of such act, omission or failure by Tenant, and shall make such reimbursement upon demand by Landlord.

Section 8.2 (a) If required or available under applicable Laws, Tenant, at its sole cost and expense, shall obtain an amended certificate of occupancy for the Premises upon completion of Tenant’s initial buildout of the Premises, and shall obtain all other permits, licenses and approvals from all appropriate Governmental Authorities required for the lawful conduct of the Permitted Uses in the Premises and the Building (collectively, the “Permits”), and shall provide copies of such amended certificate of occupancy and each Permit to Landlord promptly after issuance by the appropriate Governmental Authority. Tenant shall at all times maintain and comply with the terms and conditions of all Permits, and Tenant acknowledges that Landlord has made no representations or warranties in connection therewith, and that the inability of Tenant to obtain any Permit required under applicable Laws or desired by Tenant shall have no effect on the continued validity and enforceability of this Lease or of Tenant’s rights and obligations hereunder. Landlord agrees to cooperate with Tenant in all reasonable respects in connection with the obtaining of the Permits, provided that Landlord shall not be obligated to incur any cost or expense, including attorneys’ fees and disbursements, or suffer or incur any liability, in connection therewith.

(b) Tenant will (i) keep the Permits in full force and effect, (ii) pay all fees and charges imposed by any Governmental Authority in connection with the Permits, (iii) comply with all of the terms and conditions imposed in connection with or as a condition of the issuance of any of the Permits, and (iv) make the Permits available for inspection by Landlord upon request. Tenant will keep on file and make available to Landlord for inspection all reports or communications from all Governmental Authorities with respect to the Premises or the Building.

(c) Tenant shall not at any time use or occupy the Premises in violation of the certificate of occupancy at such time issued for the Premises or for the Building, and in the event that any Governmental Authority shall contend or declare by notice, violation, order or in any other manner whatsoever that the Premises are being used in violation of such certificate of occupancy, Tenant shall, upon notice from Landlord or any Governmental Authority, immediately discontinue such use of the Premises. Failure by Tenant to discontinue such use after such notice shall constitute an Event of Default under this Lease

Section 8.3 Tenant, at its expense, shall comply with all Environmental Laws and with any directive of any Governmental Authority which shall impose any violation, order or duty upon Landlord or Tenant under any Environmental Laws with respect to the Premises or the use or occupation thereof. Tenant’s obligations hereunder with respect to Hazardous Materials shall extend only to those matters directly or indirectly based on, or arising or resulting from (a) the actual or alleged presence of Hazardous Materials on the Premises or in the Building which is caused or permitted by Tenant, and (b) any Environmental Claim (defined below) relating in any way to Tenant’s operation or use of the Premises or the Building.

Section 8.4 Tenant shall provide Landlord with copies of all communications and related materials regarding the Premises which Tenant shall receive from or send to (a) any Governmental Authority relating in any way to any Environmental Laws, or (b) any Person with respect to any claim based upon any Environmental Laws or relating in any way to Hazardous Materials (any such claim, an “Environmental Claim”). Landlord or its agents may perform an environmental inspection of the Premises at any time during the Term, upon prior notice to Tenant except in an emergency.

ARTICLE 9. SUBORDINATION AND NON-DISTURBANCE; ESTOPPEL CERTIFICATES

Section 9.1 Subject to the provisions of Section 9.4, this Lease, and all rights of Tenant hereunder, are and shall be subject and subordinate in all respects to all Mortgages and Superior Leases. This Section 9.1 shall be self-operative and no further instrument of subordination shall be required. In confirmation of such subordination, Tenant shall promptly execute and deliver any instrument that Landlord or any Superior Lessor or Mortgagee may reasonably request to evidence such subordination.

Section 9.2 In the event of any act or omission of Landlord which would give Tenant the right, immediately or after lapse of a period of time, to cancel or terminate this Lease, or to claim a partial or total eviction, Tenant shall not exercise such right (a) until it has given written notice of such act or omission to each Mortgagee and Superior Lessor whose name and address shall previously have been furnished to Tenant in writing, and (b) unless such act or omission shall be one which is not capable of being remedied by Landlord or such Mortgagee or Superior Lessor within a reasonable period of time, until a reasonable period for remedying such act or omission shall have elapsed following the giving of such notice and following the time when such Mortgagee or Superior Lessor shall have become entitled under such Mortgage or Superior Lease, as the case may be, to remedy the same (which reasonable period shall in no event be less than the period to which Landlord would be entitled under this Lease or otherwise, after similar notice, to effect such remedy), provided such Mortgagee or Superior Lessor shall with due diligence give Tenant written notice of its intention to remedy such act or omission, and such Mortgagee or Superior Lessor shall commence and thereafter continue with reasonable diligence to remedy such act or omission. If more than one Mortgagee or Superior Lessor shall become entitled to any additional cure period under this Section 9.2, such cure periods shall run concurrently, not consecutively.

Section 9.3 If a Mortgagee or Superior Lessor or any designee or nominee thereof shall succeed to the rights of Landlord under this Lease, whether through possession or foreclosure action or delivery of a new lease or deed, then at the request of such party so succeeding to Landlord’s rights (“Successor Landlord”) and upon Successor Landlord’s written agreement to accept Tenant’s attornment, Tenant shall attorn to and recognize Successor Landlord as Tenant’s landlord under this Lease, and shall promptly execute and deliver any instrument that Successor Landlord may reasonably request to evidence such attornment. Upon such attornment this Lease shall continue in full force and effect as, or as if it were, a direct lease between Successor Landlord and Tenant upon all of the terms, conditions and covenants as are set forth in this Lease and shall be applicable after such attornment except that Successor Landlord shall not:

(a) be liable for any previous act or omission of Landlord under this Lease;

(b) be subject to any offset that previously may have accrued to or be claimed by Tenant against Landlord; or

(c) be bound by any previous modification of this Lease, not expressly provided for in this Lease, or by any previous prepayment of more than one month’s Fixed Rent, unless such modification or prepayment shall have been expressly approved in Writing by such Mortgagee or Superior Lessor.

Section 9.4 Notwithstanding the foregoing provisions of this Article 9, as a condition to Tenant’s agreement hereunder to subordinate Tenant’s interest in this Lease to any Mortgages or Superior Leases, Landlord shall obtain from each Mortgagee and Superior Lessor an agreement, in recordable form and in the standard form customarily employed by such Mortgagee or Superior Lessor, pursuant to which such Mortgagee or Superior Lessor shall agree that if and so long as no Event of Default hereunder shall have occurred and be continuing, the leasehold estate granted to Tenant and the rights of Tenant pursuant to this Lease to quiet and peaceful possession of the Premises shall not be terminated, modified, affected or disturbed by any action which such Mortgagee or Superior Lessor may take to foreclose any such Mortgage or Superior Lease, and that any successor landlord shall recognize this Lease as being in full force and effect as if it were a direct lease between such successor landlord and Tenant upon all of the terms, covenants, conditions and options granted to Tenant under this Lease, except as otherwise provided in Section 9.3 (any such agreement, a “Non-Disturbance Agreement”). Tenant agrees to execute, acknowledge and deliver to Landlord any such Non-Disturbance Agreement promptly after delivery by Landlord or any Mortgagee or Superior Lessor.

Section 9.5 Each party agrees, at any time and from time to time, as requested by the other party, upon not less than ten (10) Business Days’ notice, to execute and deliver to the other a written statement executed and acknowledged by such party (a) stating that this Lease is then in full force and effect and has not been modified (or if modified, setting forth all modifications), (b) setting forth the then annual Fixed Rent, (c) setting forth the date to which the Fixed Rent and Additional Rent have been paid, (d) stating whether or not, to the best knowledge of the signatory, the other party is in default under this Lease, and if so, setting forth the specific nature of all such defaults, (e) stating the amount of the security deposit, if any, held by Landlord, (f) stating whether there are any subleases affecting the Premises, (g) stating the address of the signatory to which all notices and communications under the Lease shall be sent, the Commencement Date and the Expiration Date, and (i) as to any other matters reasonably requested by the party requesting such certificate. The parties acknowledge that any statement delivered pursuant to this Section 9.5 may be relied upon by others with whom the party requesting such certificate may be dealing, including any purchaser or owner of the Real Property or the Building, or of Landlord’s interest in the Real Property or the Building or any Superior Lease, or by any Mortgagee or Superior Lessor.

ARTICLE 10. SERVICES.

Section 10.1 ELECTRICITY. (a) To the extent currently available, Landlord will make available to Tenant, on or before the Rent Commencement Date, without additional charge to Landlord, primary switchgear sufficient to provide AC electric capacity to the Premises, subject to verification by Landlord and the Electricity Provider (defined below) of Tenant’s actual demand load (the “Electrical Capacity”). Tenant shall be solely responsible, at Tenant’s cost and expense, for the installation of a disconnect switch and all risers, feeders, transformers and other electrical facilities and equipment required in order to deliver the Electrical Capacity to the Premises and to distribute it therein. Tenant shall use Landlord’s approved contractor set forth on Exhibit C, at Tenant’s expense, to perform the tap-in to the Building’s electrical system, if necessary. The Electrical Capacity shall be provided directly to Tenant by the public utility or other electricity provider furnishing electricity service to the Building from time to time (the “Electricity Provider”), and Tenant shall be solely responsible for the payment of all utility bills and charges in connection therewith, including all sales and other taxes and surcharges. Landlord reserves the right to contract with different Electricity Providers from time to time in its sole judgment, and without reference to whether any Electricity Provider selected by Landlord provides lower rates than any other electricity supplier

(b) Tenant agrees that the usage of electric power in the Premises will not (i) exceed the capacity of the electrical systems in the Building and the Premises, or (ii) adversely affect the quality of the electrical power in the Building (for example, through the creation of harmonics, backflow, backfeed or similar conditions), and upon notice from Landlord, Tenant will promptly cease any electrical usage in the Premises that exceeds such capacity or gives rise to any such condition. Landlord shall not in any way be liable or responsible to Tenant for any loss, damage or expense which Tenant may sustain or incur as a result of the unavailability of or interruption in the supply of electric current to the Premises or a change in the quantity or character or nature of such current and such change, interruption or unavailability shall not constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of rent, or relieve Tenant from any of its obligations under this Lease, or impose any liability upon Landlord or its agents, by reason of inconvenience or annoyance to Tenant, or injury to or interruption of Tenant’s business, or otherwise.

Section 10.2 HEAT, VENTILATION AND AIR-CONDITIONING. Landlord shall have no obligation to provide heat, ventilation, air-conditioning, or other services to the Premises unless otherwise specifically set forth in this Lease.

Section 10.3 CLEANING AND RUBBISH REMOVAL Tenant shall, at Tenant’s sole cost, provide cleaning services at the Premises pursuant to reasonable rules and regulations established by Landlord from time to time, and use a cleaning contractor approved by Landlord, which approval shall not be unreasonably withheld Tenant shall, at Tenant’s sole cost, provide refuse and rubbish removal service at the Premises at times, and pursuant to regulations, established by Landlord from time to time.

Section 10.4 WATER Landlord shall furnish cold water in such quantities as Landlord deems sufficient for ordinary drinking, lavatory and cleaning purposes to the Premises If Tenant requires, uses or consumes water for any purpose in addition to ordinary lavatory, cleaning and drinking purposes, Landlord may install a water meter and thereby measure Tenant’s consumption of water for all purposes. Tenant shall (a) pay to Landlord the cost of any such meters and their installation, (b) at Tenant’s sole cost and expense, keep any such meters and any such installation equipment in good working order and repair, and (c) pay to Landlord, as Additional Rent, as and when billed therefore for water consumed, together with a charge for any required pumping thereof, all sewer rents, charges or any other taxes, rents, levies or charges which now or hereafter are assessed, imposed or shall become a lien upon the Premises or the Real Property pursuant to law, order or regulation made or issued in connection with any such metered use, consumption, maintenance or supply of water, water system, or sewage or sewage connection or system, and in default in making such payment Landlord may pay such charges and collect the same from Tenant

Section 10.5 NO WARRANTY OF LANDLORD, Landlord does not warrant that any of the services to be provided by Landlord to Tenant hereunder, or any other services which Landlord may supply to the Building, Premises or Equipment Space (specifically excluding any Service Agreement as set forth in Section 2.5(a)) (a) will be adequate for Tenant’s particular purposes or as to any other particular need of Tenant or (b) will be free from interruption, and Tenant acknowledges that any one or more such services may be interrupted or suspended by reason of Unavoidable Delays (as defined in Article 24). In addition, Landlord reserves the right to stop, interrupt or reduce service of the Building Systems by reason of Unavoidable Delays, or for repairs, additions, alterations, replacements or improvements which are, in the judgment of Landlord, necessary to be made, until said repairs, alterations, replacements or improvements shall have been completed. Any such interruption or discontinuance of service, or the exercise of such right by Landlord to suspend or interrupt such service shall not (i) constitute an actual or constructive eviction, or disturbance of Tenant’s use and possession of the Premises, in whole or in part, (ii) entitle Tenant to any compensation or to any abatement or diminution of Fixed Rent or Additional Rent (except as provided below), (iii) relieve Tenant from any of its obligations under this Lease, or (iv) impose any responsibility or liability upon Landlord or its agents by reason of inconvenience or annoyance to Tenant, or injury to or interruption of Tenant’s business, or otherwise, Landlord shall use reasonable efforts to give Tenant prior notice of such repairs, alterations, additions, replacements or improvements; provided, however, that the failure to give such notice shall not impose any liability on Landlord. Landlord shall use reasonable efforts to minimize interference with Tenant’s access to and use and occupancy of the Premises in making any repairs, alterations, additions, replacements or improvements; provided, however, that Landlord shall have no obligation to employ contractors or labor at “overtime” or other premium pay rates or to incur any other “overtime” costs or additional expenses whatsoever Landlord shall not be required to furnish any services except as expressly provided in this Article 10. In the event Landlord materially interrupts, or directly causes such interruption to, Tenant’s use and occupancy of the Premises and Equipment Space for a period exceeding fifteen (15) Business Days due to repairs, additions, alterations, replacements or improvements (which are not due to Unavoidable Delays), Landlord agrees to abate Fixed Rent for such period of time Tenant is unable to use and occupy the Premises and Equipment Space for that period of time such interruption exceeds such fifteen (15) Business Day period.

Section 10.6 EQUIPMENT SPACE

(a) Landlord hereby grants to Tenant, for Tenant’s own use and not for resale purposes, a license of areas on the Real Property as specifically set forth in Exhibit E, as determined by Landlord in Landlord’s judgment from time to time (the “Equipment Space”) for the installation and operation of (i) the Premises Equipment, (ii) Tenant’s Alterations as allowed pursuant to Article 4, and (iii) Antenna Equipment (as defined in Section 10.8, below) (Tenant’s Alterations and Antenna Equipment, together with related cabling, pumps, mountings and supports for all of the foregoing, collectively shall be included in the definition of “Tenant’s Alterations”), all at locations designated by Landlord. In connection therewith, Landlord shall make available to Tenant reasonable access at all times to the Equipment Space for the upgrade, maintenance, repair, operation and use of the Premises Equipment and Tenant’s Alterations If any of the Premises Equipment or Tenant’s Alterations generates noise levels (individually or in conjunction with other equipment located in, or adjacent to the Building) likely, in Landlord’s sole judgment, to disturb other tenants or occupants of the Building or surrounding buildings, then Tenant shall install sound attenuated acoustic enclosures satisfactory to Landlord, or take other sound reduction measures satisfactory to Landlord, in order to eliminate such noise or reduce such noise to levels deemed acceptable by Landlord in its sole judgment As of the Delivery Date, Landlord acknowledges the Premises Equipment does not emit an unreasonable noise level at normal operating levels of such equipment; provided, however, Landlord does not represent or warrant the Premises Equipment complies with the Laws.

(b) Landlord retains the right to use the portions of the Building adjacent to the Equipment Space, or the area above the Equipment Space, for any purpose whatsoever, provided such use shall not materially interfere with the functioning of the Premises Equipment or Tenant’s Alterations. Tenant shall have reasonable access to the Premises Equipment and Tenant’s Alterations at all times, and Landlord shall not interfere with the use of the Premises Equipment or Tenant’s Alterations so as to cause the operation thereof to be materially interrupted or impaired; provided, however, Tenant complies with the maintenance and operation of the Premises Equipment as set forth in Section 3.4. Tenant shall use and operate the Premises Equipment and Tenant’s Alterations so as not to cause any interference to Landlord’s use of the roof or other portions of the Building, or damage to or interference with the operation of the Building or the Building Systems. If any of the Premises Equipment or Tenant’s Alterations interferes with any equipment installed by Landlord or any other tenant in the Building, or interferes with the operation of the Building or the Building Systems, then Tenant, at its sole cost and expense, shall take all steps necessary to eliminate such interference, and if Tenant shall fail to eliminate such interference, Tenant shall relocate the applicable Premises Equipment or Tenant’s Alterations to another area in, on or adjacent to the Building designated by Landlord. In the event Tenant fails, within thirty (30) days after notice, to relocate the applicable Premises Equipment or Tenant’s Alterations, Landlord may do so, and Tenant shall promptly reimburse Landlord for any costs and expenses incurred by Landlord in connection therewith.

(c) Landlord may at its option, at anytime during the Term upon not less than thirty (30) days prior notice to Tenant (except in the event of an emergency) relocate the Premises Equipment or Tenant’s Alterations to another area in, on or adjacent to the Building designated by Landlord, provided that such relocation of the Premises Equipment or Tenant’s Alterations does not cause the operation thereof to be interrupted or impaired, other than temporarily, and such relocation is performed at Landlord’s sole cost and expense Landlord shall use reasonable efforts to minimize the duration of such interruption

(d) Landlord shall not have any obligations with respect to the Premises Equipment, Tenant Equipment or compliance with any Laws (including the obtaining of any required permits or licenses, or the maintenance thereof) relating thereto, nor shall Landlord be responsible for any damage that may be caused to Tenant, the Premises Equipment, or the Tenant Equipment by any other tenant or occupant of the Building.

(e) Tenant shall (i) be solely responsible for any damage caused as a result of the use of the Premises Equipment or Tenant Equipment by Tenant or any Tenant Party, (ii) promptly pay any tax, license, permit or other fees or charges imposed pursuant to any Laws relating to the installation, maintenance or use of the Premises Equipment or Tenant’s Alterations, and (iii) promptly and diligently perform all necessary repairs or replacements to, or maintenance of, the Premises Equipment and Tenant’s Alterations, provided, however, that if Tenant’s failure after thirty (30) days’ notice from Landlord to so repair, replace or maintain the Premises Equipment or Tenant’s Alterations jeopardizes in any way Landlord’s or any other tenant’s property located in, on or adjacent to the Building, Landlord may, at Landlord’s option, elect to perform such repairs, replacements or maintenance at Tenant’s sole cost and expense. Landlord shall give Tenant thirty (30) days’ prior notice of its election to perform such repairs, except in an emergency. Tenant shall obtain and keep in full force and effect all permits, approvals and certificates required for the Premises Equipment and Tenant’s Alterations under applicable Laws, at Tenant’s sole cost and expense.

(f) The rights granted to Tenant in this Section 10.7 shall continue until and automatically terminate and expire upon the expiration or earlier termination of this Lease and such termination shall be self-operative and no further instrument shall be required to effect such termination. Upon request by Landlord following the expiration or sooner termination of this Lease, Tenant, at Tenant’s sole cost and expense, shall promptly execute and deliver to Landlord, in recordable form, any certificate or other document reasonably required by Landlord confirming the termination of Tenant’s rights to use the Equipment Space.

SECTION 10.7 CONDUIT. Landlord will make available to Tenant, without additional charge, riser and lateral space identified in Exhibit G.

Section 10.8 ANTENNA EQUIPMENT

(a) Landlord will grant to Tenant, for use by Tenant in the ordinary course of its business, the right to use up to one hundred (100) gross square feet of the Equipment Space on the roof of the Building, for the construction, installation, operation and use by Tenant of antenna masts for the installation of cellular communications antennae or satellite dishes, not to exceed ten feet (10’) in height, for use in conjunction with Tenant’s Alterations and facilities in the Premises, together with related cabling, mountings and supports for the foregoing (collectively, the “Antenna Equipment”), at a location or locations designated by Landlord, taking into account any reasonable “line of sight” requirements of Tenant, all in compliance with the Laws. The Antenna Equipment shall be deemed to constitute Tenant’s Alterations for purposes of Sections 4.3 and 10.6.

(b) All of the provisions of this Lease shall apply to the installation, use and maintenance of the Antenna Equipment, including all provisions relating to compliance with Laws (including all FCC rules and regulations), insurance, indemnity, repairs and maintenance. The lights granted to Tenant in this Section 10.8 shall not be assignable by Tenant separately from this Lease, provided that the use of the Antenna Equipment in the normal course of Tenant’s business shall not be deemed to constitute an assignment or transfer of this Lease.

(c) If the Antenna Equipment interferes with any equipment installed by Landlord or any tenant in the Building prior to the installation of the Antenna Equipment, or interferes with the operation of the Building or the Building Systems, or if Landlord shall determine, in its reasonable judgment, that the operation thereof (i) is likely to may cause a health hazard or danger to property, or (ii) will not be in accordance with governmental or quasi-governmental standards for non-ionizing radiation for occupational or general public health levels, then Tenant, at its sole cost and expense, shall take all steps necessary to eliminate such condition, and if Tenant shall fail to eliminate such condition, Tenant shall relocate the Antenna Equipment to another area on the roof of the Building designated by Landlord.

(d) Landlord makes no representation that the Antenna Equipment will be able to receive or transmit communication signals without interference or disturbance (whether or not by reason of the installation or use of similar equipment by others on the roof) and Tenant agrees that Landlord shall not be liable to Tenant therefore. Notwithstanding the foregoing, Landlord agrees to use commercially reasonable efforts to minimize any interference with Antenna Equipment caused by Landlord or any Landlord Party, or, to the extent within Landlord’s reasonable control, by any other tenants or occupants of the Building.

ARTICLE 11. INSURANCE

Section 11.1 Prior to storage of equipment or occupancy by Tenant of the Premises, Equipment Space or Storage Space and during the Term, Tenant shall procure and maintain the following minimum insurance coverage: (a) Workers’ Compensation in compliance with all applicable statutes of appropriate jurisdiction (including Employer’s Liability with limits of $500,000 each accident); (b) Commercial General Liability with combined single limits of $10,000,000 each occurrence; and (c) “All Risk” Property insurance covering all of Tenant’s personal property, Premises Equipment, and Tenant’s Alterations located on the Real Property Tenant’s Commercial General Liability policy shall be endorsed to show Landlord (and any underlying property owner, Superior Lessor or superior lien holder) as an additional insured. All policies shall provide that Tenant’s insurers waive all rights of subrogation against Landlord Tenant shall furnish Landlord with certificates of insurance demonstrating that Tenant has obtained the required insurance coverages prior to use of the Premises, Equipment Space or Storage Space or the storage of equipment on the Real Property. Such certificates shall contain a statement that the insurance coverage shall not be materially changed or cancelled without at least thirty (30) days’ prior written notice to Landlord. Tenant shall require any contractor entering the Real Property on its behalf to procure and maintain the same types, amounts and coverage extensions as required of Tenant above.

Section 11.2 On or prior to the Commencement Date, Tenant shall deliver to Landlord appropriate certificates of insurance required to be carried by Tenant pursuant to this Article 11, including evidence of waivers of subrogation required pursuant to Section 11.1 Evidence of each renewal or replacement of a policy shall be delivered by Tenant to Landlord at least twenty (20) days prior to the expiration of such policy.

ARTICLE 12. DESTRUCTION OF THE PREMISES; PROPERTY LOSS OR DAMAGE

Section 12.1 (a) If the Premises shall be damaged by fire or other casualty, or if the Building shall be so damaged that Tenant shall be deprived of reasonable access to the Premises or use of the Premises, Tenant shall give prompt notice thereof to Landlord, and the damage (i) to the Building shall be repaired by and at the expense of Landlord so that access to the Premises shall be substantially the same as prior to the damage, and (ii) to the Premises shall be repaired (A) by Landlord as to the core, shell, floor slab, roof, windows, curtain wall and other structural elements of the Building located in the Premises (the “Base Building Restoration”), and (B) by Tenant as to all other elements of the Premises, including Tenant’s Alterations, Tenant’s Alterations and Tenant’s fixtures, equipment and personal property and the Premises Equipment, Commencing on the date of such fire or other casualty, Fixed Rent and Additional Rent shall be reduced in the proportion which the area of the part of the Premises which is neither usable nor used by Tenant bears to the total Premises Area (provided, however, that in the event that the Premises shall be so damaged so as not to be usable or accessible and Tenant is unable to conduct its business in the remaining portion of the Premises, then Fixed Rent and Additional Rent shall be entirely abated), until the earlier to occur of (1) ninety (90) days after the date the Base Building Restoration shall be substantially completed, or (2) the date Tenant shall resume occupancy of the Premises for the conduct of its business. Landlord shall have no obligation to repair any damage to, or to replace, any of Tenant’s Alterations, Tenant’s Alterations, Tenant’s fixtures, equipment and personal property, or the Premises Equipment

Section 12.2 Notwithstanding anything to the contrary set forth in Section 12.1, if the Premises are totally damaged or are rendered wholly untenantable, or if the Building shall be so damaged by fire or other casualty that, in Landlord’s opinion, substantial alteration, demolition, or reconstruction of the Building shall be required (whether or not the Premises shall have been damaged or rendered untenantable), then in any of such events, Landlord may, not later than sixty (60) days following the date of the damage, give Tenant a notice in writing terminating this Lease, If this Lease is so terminated, the Term shall expire upon the tenth (10th) day after such notice is given, and Tenant shall vacate the Premises and surrender the same to Landlord as soon as reasonably practicable thereafter. Upon the termination of this Lease under the conditions provided for in this Section 12.2, Tenant’s liability for Fixed Rent and Additional Rent shall cease as of the date of such fire or other casualty, and any prepaid portion of Fixed Rent or Additional Rent for any period after such date shall be refunded by Landlord to Tenant

Section 12.3 (a) If the Premises are damaged by fire or other casualty and are rendered wholly untenantable thereby, or if the Building shall be so damaged that Tenant shall be deprived of reasonable access to the Premises, and if Landlord shall not have terminated this Lease pursuant to Section 12.2, Landlord shall, within sixty (60) days following the date of the damage, cause a contractor or architect selected by Landlord to give notice (the “Restoration Notice”) to Tenant of the date by which such contractor or architect believes the restoration of the Premises shall be substantially completed, If the Restoration Notice shall indicate that the restoration shall not be substantially completed on or before the date which shall be nine (9) months following the date of such damage or destruction, Tenant shall have the right to terminate this Lease by giving written notice (the “Termination Notice”) to Landlord not later than thirty (30) days following receipt of the Restoration Notice. If Tenant gives a Termination Notice, this

Lease shall be deemed cancelled and terminated as of the date of the giving of the Termination Notice as if such date were the Expiration Date, and Fixed Rent and Additional Rent shall be apportioned and shall be paid or refunded, as the case may be up to and including the date of such damage or destruction. Notwithstanding anything contained herein to the contrary, Commencing on the date of such fire or other casualty, Fixed Rent and Additional Rent shall be abated until the earlier to occur of (1) ninety (90) days after the date the Base building Restoration shall be substantially completed, or (2) the date Tenant shall resume occupancy of the Premises for the conduct of its business.

(b) Notwithstanding the provisions of Section 12.3(a), if within the last twelve (12) months of the Term (unless Tenant shall have duly exercised the First Renewal Option or the Second Renewal Option, if applicable), the Premises shall be totally or substantially damaged or destroyed, either Landlord or Tenant shall have the right to terminate this Lease by notice to the other not later than thirty (30) days following the date of such damage or destruction, whereupon this Lease shall be deemed terminated as provided in Section 12.2.

ARTICLE 13. EMINENT DOMAIN

Section 13.1 If (a) all of the floor area of the Premises, or so much thereof as shall render the Premises wholly untenantable, shall be acquired or condemned for any public or quasi-public use or purpose, or (b) a portion of the Real Property, not including the Premises, shall be so acquired or condemned, but by reason of such acquisition or condemnation, Tenant no longer has means of access to the Premises, then this Lease and the Term shall end as of the date of the vesting of title with the same effect as if that date were the Expiration Date. In the event of any termination of this Lease and the Term pursuant to the provisions of this Article 13, Fixed Rent and Additional Rent shall be apportioned as of the date of sooner termination and any prepaid portion of Fixed Rent or Additional Rent for any period after such date shall be refunded by Landlord to Tenant.

Section 13.2 In the event of any such acquisition or condemnation of all or any part of the Real Property, Landlord shall be entitled to receive the entire award for any such acquisition or condemnation. Tenant shall have no claim against Landlord or the condemning authority for the value of any unexpired portion of the Term or Tenant’s Alterations, and Tenant hereby expressly assigns to Landlord all of its right in and to any such award. Nothing contained in this Section 13.2 shall be deemed to prevent Tenant from making a separate claim in any condemnation proceedings for the then value of any Tenant’s Property included in such taking and for any moving expenses, provided such award shall be made by the condemning authority in addition to, and shall not result in a reduction of, the award made by it to Landlord.

Section 13.3 If only a part of the Real Property shall be so acquired or condemned then, subject to Section 13.1, this Lease and the Term shall continue in force and effect. If a part of the Premises shall be so acquired or condemned and this Lease and the Term shall not be terminated, Landlord, at Landlord’s expense, shall restore that part of the Premises not so acquired or condemned so as to constitute tenantable Premises. From and after the date of the vesting of title, Fixed Rent and Additional Rent shall be reduced in the proportion which the area of the part of the Premises so acquired or condemned bears to the total area of the Premises immediately prior to such acquisition or condemnation.

ARTICLE 14. ASSIGNMENT AND SUBLETTING

Section 14.1 (a) Except as otherwise expressly provided herein, Tenant, for itself, its heirs, distributees, executors, administrators, legal representatives, successors and assigns, expressly covenants that it shall not assign, mortgage, pledge, encumber, or otherwise transfer this Lease, nor sublet (nor underlet), nor suffer, nor permit the Premises or any part thereof to be used or occupied by others (whether for desk space, mailing privileges or otherwise), without the prior written consent of Landlord in each instance as provided in this Article 14. If this Lease is assigned, or if the Premises or any part thereof are sublet or occupied by anybody other than Tenant, or if this Lease or the Premises are encumbered (whether by operation of law or otherwise) without Landlord’s consent, then Landlord may, after default by Tenant, collect rent from the assignee, subtenant or occupant, and apply the net amount collected to Fixed Rent and Additional Rent, but no assignment, subletting, occupancy or collection shall be deemed a waiver by Landlord of the provisions hereof; the acceptance by Landlord of the assignee, subtenant or occupant as a tenant, or a release by Landlord of Tenant from the further performance by Tenant its obligations under this Lease, and Tenant shall remain fully liable therefore. The consent by Landlord to any assignment or subletting shall not in any way be construed to relieve Tenant from obtaining the express consent in writing of Landlord to any further assignment or subletting. In no event shall any permitted subtenant assign or encumber its sublease or further sublet all or any portion of its sublet space, or otherwise suffer or permit the sublet space or any part thereof to be used or occupied by others, without Landlord’s prior written consent in each instance. Any assignment, sublease, mortgage, pledge, encumbrance or transfer in contravention of the provisions of this Article 14 shall be void.

(b) Landlord acknowledges that the colocation of communications equipment not owned by Tenant at the Premises shall not constitute an assignment or sublease requiring the consent of Landlord hereunder. For purposes of this Lease, “colocation” means the installation by Tenant’s customers, suppliers or business partners of telecommunications equipment in Tenant’s facilities therefore, in the ordinary course of Tenant’s business, for which such parties pay fees based upon access to such facilities, as distinct from the renting floor area.

Section 14.2 If Tenant shall, at any time or from time to time, during the Term desire to assign this Lease or sublet all or part of the Premises, Tenant shall give notice (a “Tenant’s Notice”) thereof to Landlord, which Tenant’s Notice shall set forth: (a) with respect to an assignment of this Lease, the date Tenant desires the assignment to be effective and any consideration Tenant would receive under such assignment, (b) with respect to a sublet of all or a part of the Premises (i) the dates upon which Tenant desires the sublease term to commence and expire, (ii) the rental rate and other material business terms upon which Tenant would sublet such premises, and (iii) a description of the Premises showing the portion to be sublet, the effective or commencement date of which shall be not less than sixty (60) days nor more than one hundred and eighty (180) days after the giving of such notice, (c) a statement setting forth in reasonable detail the identity of the proposed assignee or subtenant, the nature of its business and its proposed use of the Premises, (d) current financial information with respect to the proposed assignee or subtenant, including its most recent financial report, (e) a true and complete copy of the proposed assignment or sublease and any other agreements relating thereto, and (f) an agreement by Tenant to indemnify Landlord against liability resulting from any claims that may be made against Landlord by the proposed assignee or subtenant or by any brokers or other Persons claiming a commission or similar compensation in connection with the proposed assignment or sublease.

Section 14.3 Provided that no Event of Default shall have occurred and be continuing under this Lease as of the time Landlord’s consent is requested by Tenant, Landlord’s consent (which must be in writing and in form and substance satisfactory to Landlord) to the proposed assignment or sublease shall not be unreasonably withheld or delayed; provided, however, that:

(a) Tenant shall have complied with the provisions of Section 14.2;

(b) In Landlord’s judgment, the proposed assignee or subtenant is engaged in a business or activity, and the Premises, or the relevant part thereof, will be used in a manner, which (i) is in keeping with the then standards of the Building, and (ii) does not violate the restrictions set forth in Article 3;

(c) The proposed assignee or subtenant is a reputable Person with sufficient financial worth considering the responsibility involved, and Landlord has been furnished with evidence thereof;

(d) In the event Landlord has space in the Building available for lease, then (i) neither the proposed assignee or subtenant nor any Person which, directly or indirectly, controls, is controlled by, or is under common control with, the proposed assignee or subtenant, is then an occupant of any part of the Building, and (ii) the proposed assignee or subtenant is not a Person (or Affiliate of a Person) with whom or Landlord or Landlord’s agent is then, or has been within the previous six (6) month period, negotiating in connection with rental of comparable space in the Building;

(e) The form of the proposed sublease or instrument of assignment shall be satisfactory to Landlord and shall comply with the applicable provisions of this Article 14, and Tenant shall deliver a true and complete original, fully executed counterpart of such sublease or other instrument to Landlord promptly upon the execution and delivery thereof;

(f) Tenant and its proposed subtenant or assignee, as the case may be, shall execute and deliver to Landlord an agreement, in form and substance satisfactory to Landlord, setting forth the terms and conditions upon which Landlord shall have granted its consent to such assignment or subletting, and the agreement of Tenant and such subtenant or assignee, as the case may be, to be bound by the provisions of this Article 14;

(g) The amount of the aggregate rent to be paid by the proposed subtenant shall not be less than the then current market rent per Rentable Square Foot for the Premises, determined as though the Premises were vacant, and the rental and other terms and conditions of the sublease shall be substantially the same as those contained in Tenant’s Notice;

(h) Tenant shall reimburse Landlord, as Additional Rent upon demand, for (A) the actual costs and expenses incurred by Landlord in connection with the assignment or sublease, including the actual costs of making investigations as to the acceptability of the proposed assignee or subtenant and the cost of reviewing plans and specifications proposed to be made in connection therewith, and (B) Landlord’s actual legal fees and disbursements incurred in connection with the granting of any requested consent and the preparation of Landlord’s Written consent to the sublease or assignment; (i) Tenant shall not have (i) advertised or publicized in any way the availability of the Premises without prior notice to and approval by Landlord, or (ii) listed the Premises for sublease or assignment with a broker, agent or otherwise at a rental rate less than the fixed rent and additional rent at which Landlord is then offering to lease comparable space in the Building;

(j) The proposed occupancy shall not impose an extra burden upon services to be supplied by Landlord to Tenant, unless Tenant and such proposed subtenant or assignee shall agree with Landlord in writing to pay the costs of such additional services; and

(k) The proposed subtenant or assignee shall not be entitled, directly or indirectly, to diplomatic or sovereign immunity and shall be subject to the service of process in, and the jurisdiction of the courts of the State of Texas.

Each sublease pursuant to this Section 14.3 shall be subject to all of the covenants, agreements, terms, provisions and conditions contained in this Lease. Notwithstanding any such sublease to Landlord or any such sublease to any other subtenant, or any acceptance of Fixed Rent or Additional Rent by Landlord from any subtenant, Tenant will remain fully liable for the payment of the Fixed Rent and Additional Rent due and to become due hereunder and for the performance of all the covenants, agreements, terms, provisions and conditions contained in this Lease on Tenant’s part to be observed and performed, and for all acts and omissions of any licensee or subtenant or anyone claiming under or through any subtenant which shall be in violation of any of the obligations of this Lease, and any such violation shall be deemed to be a violation by Tenant. If Landlord shall decline to give its consent to any proposed assignment or sublease in accordance with the provisions of this Article 14, Tenant shall indemnify, defend and hold harmless Landlord against and from any and all losses, liabilities, damages, costs, and expenses (including attorneys’ fees and disbursements) resulting from any claims that may be made against Landlord by the proposed assignee or subtenant arising from or in connection with such proposed assignment or subletting, or by any brokers or other Persons (with whom Tenant or its proposed assignee or subtenant may have dealt) claiming a commission or similar compensation in connection with the proposed assignment or sublease.

Section 14.4 In the event that Landlord consents to a proposed assignment or sublease, and Tenant fails to execute and deliver the assignment or sublease to which Landlord consented within one hundred twenty (120) days after the giving of such consent, then, Tenant shall again comply with the requirements of Section 14.2 before assigning this Lease or subletting all or part of the Premises.

Section 14.5 With respect to each and every sublease authorized by Landlord under the provisions of this Lease, it is further agreed that:

(a) No sublease shall be for a term ending later than one day prior to the Expiration Date of this Lease;

(b) No sublease shall be delivered, and no subtenant shall take possession of the Premises or any part thereof, until an executed counterpart of such sublease has been delivered to Landlord and approved in Writing by Landlord; and

(c) Each sublease shall be subject and subordinate to this Lease and to the matters to which this Lease is or shall be subordinate, and each subtenant by entering into a sublease is deemed to have agreed that in the event of termination, re-entry or dispossession by Landlord under this Lease, Landlord may, at its option, take over all of the right, title and interest of Tenant, as sublandlord, under such sublease, and such subtenant shall, at Landlord’s option, attorn to Landlord pmsuant to the then executory provisions of such sublease, except that Landlord shall not (i) be liable for any previous act or omission of Tenant under such sublease, (ii) be subject to any counterclaim, offset or defense, not expressly provided in such sublease, which theretofore accrued to such subtenant against Tenant, (iii) be bound by any previous modification of such sublease (unless consented to by Landlord in writing) or by any previous prepayment of more than one month’s Fixed Rent or of any Additional Rent, or (iv) be obligated to perform any work in the subleased space or to prepare it for occupancy, and in connection with such attornment, the subtenant shall execute and deliver to Landlord any instruments Landlord may reasonably request to evidence and confirm such attornment. Each subtenant or licensee of Tenant shall be deemed, automatically upon and as a condition of its occupying or using the Premises or any part thereof, to have agreed to be bound by the terms and conditions set forth in this Article 14. The provisions of this Article 14 shall be self-operative and no further instrument shall be required to give effect to this provision.

Section 14.6 (a) If Landlord shall consent to any assignment of this Lease or to any sublease, or if Tenant shall enter into any other assignment or sublease permitted hereunder, Tenant shall, in consideration therefore, pay to Landlord, as Additional Rent:

(i) In the case of an assignment, on the effective date of the assignment, an amount equal to 100% of all sums and other consideration paid to Tenant by the assignee for or by reason of such assignment, less (A) all actual, reasonable out-of-pocket costs and expenses of Tenant in entering into the assignment, such as customary real estate brokerage commissions, legal fees, and advertising fees paid to unrelated third parties, (B) all amounts paid for Tenant’s Property and Tenant’s Alterations remaining in the Premises after the effective date of such assignment, but not in excess of the then fair market value thereof.

(ii) In the case of a sublease, an amount equal to 100% of all rents, additional charges or other consideration payable to Tenant under the sublease in excess of the Fixed Rent and Additional Rent accruing during the term of the sublease in respect of the subleased space at the rate per Rentable Square Foot payable by Tenant under this Lease, less (A) all actual, reasonable out-of-pocket expenses incurred by Tenant in entering into the sublease, such as customary real estate brokerage commissions, legal and architectural fees, and advertising fees paid to unrelated third parties, and (B) all amounts paid on account of the sale or rental of Tenant’s Property and Tenant’s Alterations remaining in the Premises after the effective date of such sublease, but not in excess of the then fair market value thereof. The sums payable under this Subsection 14.6(b)(ii) shall be paid by Tenant to Landlord as Additional Rent as and when payable by the subtenant to Tenant

(b) In any instance where Landlord disputes the allocation of the consideration payable to Tenant in connection with any assignment or subletting, specifically including the fair market value of Tenant’s Property or Tenant’s Alterations, and/or whether the rental or other consideration payable under the assignment or sublease is at fair market value, such dispute shall be decided by arbitration of the issue in San Antonio, Texas in accordance with the rules and regulations for commercial matters then prevailing of the American Arbitration Association or its successor (the “AAA”) pursuant to a submission effected within ten (10) Business Days after notice of the withholding of consent has been given by Landlord to Tenant. Provided the rules and regulations of the AAA so permit, (i) the AAA shall, within two (2) Business Days after such submission or application, select a single arbitrator having at least ten (10) years’ experience in leasing of commercial properties similar to the Building in the greater San Antonio metropolitan area, (ii) the arbitration shall commence two Business Days thereafter and shall be limited to a total of seven hours on the date of commencement until completion, with each party having no more than a total of two hours to present its case and to cross-examine or interrogate persons supplying information or documentation on behalf of the other party, and (iii) the arbitrator shall make a determination within three Business Days after the conclusion of the presentation of Landlord’s and Tenant’s cases, which determination shall be limited to a decision upon whether Landlord’s withholding of its consent was reasonable. The arbitrator’s determination shall be final and binding upon the parties, whether or not a judgment shall be entered in any court. All actions necessary to implement such decision shall be undertaken as soon as possible, but in no event later than ten (10) Business Days after the rendering of such decision. The arbitrator’s determination may be entered in any court having jurisdiction thereof. All fees payable to the AAA for services rendered in connection with the resolution of the dispute shall be paid by the unsuccessful party.

Section 14.7 (a) If Tenant is an Entity, and a majority of the Ownership interests in Tenant are not publicly traded on a recognized stock exchange or over-the-counter market, then, subject to the provisions of Sections 14.7(b) and 14.8, any transfer (by one or more transfers), of a majority of the Ownership Interests of Tenant shall be deemed an assignment of this Lease for all purposes of this Article 14. The term “transfer” shall be deemed to include the issuance of new Ownership Interest resulting in a majority of the Ownership Interests of Tenant being held by Persons which do not hold a majority of the Ownership Interests of Tenant on the date hereof, except in the case of a public offering of Ownership Interests on a recognized stock exchange or over-the-counter market. The transfer of a majority of the Ownership Interests of Tenant through one or more transfers on a recognized stock exchange or over-the-counter market shall not be deemed an assignment of this Lease for purposes of this Article 14.

(b) If Tenant is an Entity, and Tenant is merged or consolidated with another Entity, or if a majority of the Ownership Interests of Tenant are transferred, or if substantially all of Tenant’s assets are transferred to another Entity, then such merger, consolidation or transfer of Ownership Interests or assets shall be deemed an assignment of this Lease for all purposes of this Article 14. Notwithstanding the foregoing, Landlord’s consent shall not be required for such assignment, and the provisions of Sections 14.2, 14.3, 14.6 and 14.7(a) shall not be applicable thereto, so long as each of the following conditions have been satisfied: (i) such merger, consolidation or transfer of Ownership Interests or assets shall have been made for a legitimate independent business purpose and not for the principal purpose of transferring this Lease, (ii) after giving effect to such transaction, the successor to Tenant or transferee of substantially all of Tenant’s assets shall have a Tangible Net Worth (defined below) at least equal to the greater of (A) the Tangible Net Worth of Tenant immediately prior to such merger, consolidation or transfer, or (B) the Tangible Net Worth of Tenant as of the date of this Lease, and (iii) proof satisfactory to Landlord of such Tangible Net Worth shall have been delivered to Landlord at least ten (10) days prior to the effective date of any such transaction. For purposes of this Article

14, “Tangible Net Worth” means the excess of total assets over total liabilities, in each case as determined in accordance with generally accepted accounting principles consistently applied (“GAAP”), excluding, however, from the determination of total assets all assets which would be classified as intangible assets under GAAP including goodwill, licenses, patents, trademarks, trade names, copyrights and franchises.

(c) The limitations set forth in this Section 14.7 shall be deemed to apply to subtenants, assignees and Guarantors of this Lease, if any, and any transfer of Ownership Interests in, or any merger, consolidation or transfer of assets of, any such Entity in violation of this Section 14.7 shall be deemed to be an assignment of this Lease in violation of Section 14.1. A modification, amendment or extension of a sublease shall be deemed a sublease for the purposes of Section 14.1, and a lease takeover agreement shall be deemed an assignment of this Lease for the purposes of Section 14.1.

Section 14.8 Provided that no default shall have occurred in the performance of any of Tenant’s obligations under this Lease, Tenant may, without Landlord’s consent, but upon not less than ten (10) days’ prior notice to Landlord (i) permit any Affiliate of Tenant to sublet all or part of the Premises for any Permitted Use, or (ii) assign this Lease to any Affiliate of Tenant. In no event shall any sublease to an Affiliate be deemed to vest in any such Affiliate any right or interest in this Lease or the Premises. In no event shall any assignment or sublease to an Affiliate relieve, release, impair or discharge any of Tenant’s obligations under this Lease.

Section 14.9 (a) Any assignment or transfer which is deemed an assignment of this Lease, whether made with Landlord’s consent pursuant to Section 14.1 or without Landlord’s consent to the extent permitted under Sections 14.7 and 14.8, shall be made only if, and shall not be effective until, the assignee shall execute, acknowledge and deliver to Landlord an agreement in form and substance satisfactory to Landlord whereby the assignee shall assume the obligations of this Lease on the part of Tenant to be performed or observed from and after the effective date of such assignment or transfer, and whereby the assignee shall agree that the provisions in Section 14.1 shall, notwithstanding such assignment or transfer, continue to be binding upon it in respect of all future assignments and transfers.

(b) The joint and several liability of Tenant and any immediate or remote successor in interest of Tenant and the due performance of the obligations of this Lease on Tenant’s part to be performed or observed shall not be discharged, released or impaired in any respect by any agreement or stipulation made by Landlord, or any grantee or assignee of Landlord by way of mortgage or otherwise, extending the time, or modifying any of the obligations of this Lease, or by any waiver or failure of Landlord, or any grantee or assignee of Landlord by way of mortgage or otherwise, to enforce any of the obligations of this Lease.

(c) The listing of any name other than that of Tenant, whether on the doors of the Premises or the Building directory, or otherwise, shall not operate to vest any right or interest in this Lease or in the Premises, nor shall it be deemed to be the consent of Landlord to any assignment or transfer of this Lease or to any sublease of Premises or to the use or occupancy thereof by others. Any such listing shall constitute a privilege extended by Landlord, revocable at Landlord’s will by notice to Tenant, provided that Landlord shall not unreasonably revoke such privilege as to any Affiliate of Tenant, or any subtenant of Tenant or assignee of this Lease approved by Landlord pursuant to this Article 14.

ARTICLE 15. ACCESS TO PREMISES

Section 15.1 (a) Tenant shall permit Landlord, Landlord’s agents and public utilities servicing the Building to erect, use and maintain concealed ducts, pipes and conduits in and through the Premises. Landlord or Landlord’s agents shall have the right to enter the Premises at all reasonable times upon reasonable prior notice (except no such prior notice shall be required in case of emergency), which notice may be oral, in the company of a representative of Tenant (except in an emergency), provided that Tenant has provided a representative at the designated time stated by Landlord, to examine the same, to show them to prospective purchasers, Mortgagees, Superior Lessors or, during the last twelve (12) months of the Term, lessees of the Building and their respective agents and representatives or prospective tenants of the Premises. Landlord shall have the right, upon notice to Tenant as provided in the preceding sentence, to make such repairs, alterations, improvements or additions to the Premises (i) as Landlord may deem reasonably necessary or desirable to the Premises or to any other portion of the Building, or (ii) which Landlord may elect to perform following Tenant’s failure to make repairs or perform any work which Tenant is obligated to make or perform under this Lease, or (iii) for the purpose of complying with Laws, and Landlord shall be allowed to take all material into and upon the Premises that may be required therefore without the same constituting an eviction or constructive eviction of Tenant in whole or in part and Fixed Rent and Additional Rent will not be abated while said repairs, alterations, improvements or additions are being made, by reason of loss or interruption of business of Tenant, or otherwise.

(b) Tenant shall have access to the Premises 24 hours per day, 365 days per year, subject to Landlord’s reasonable security requirements and procedures in effect from time to time. Subject to Article 4, Tenant may install a security system (such as a card access system, palm reader system, retinal scanner, or video telephone system) at the entrance to the Premises of a type and manufacture selected by Tenant and approved by Landlord, and compatible with and tied into the Building management system, at Tenant’s sole cost and expense.

Section 15.2 If Tenant shall not be present when for any reason entry into the Premises shall be necessary, Landlord or Landlord’s agents may enter the same without rendering Landlord or such agents liable therefore (if during such entry Landlord or Landlord’s agents shall accord reasonable care to Tenant’s Property), and without in any manner affecting this Lease. Nothing herein contained, however, shall be deemed or construed to impose upon Landlord any obligation, responsibility or liability whatsoever for the care, supervision or repair of the Building or any part thereof, other than as herein provided.

Section 15.3 Landlord shall have the right from time to time to alter the Building and, without the same constituting an actual or constructive eviction and without incurring any liability to Tenant therefore, to change the arrangement or location of entrances or passageways, doors and doorways, and corridors, elevators, stairs, toilets, or other public parts of the Building and to change the name, number or designation by which the Building is commonly known; provided, however, Landlord agrees to use reasonable efforts to minimize the duration of such alterations, provided that Landlord shall have no obligation to employ contractors or labor at overtime or other premium pay rates or to incur any other overtime costs or additional expenses whatsoever. All parts (except surfaces facing the interior of the Premises) of all walls, windows and doors bounding the Premises (including exterior Building walls, exterior core corridor walls, exterior doors and entrances other than doors and entrances solely servicing the Premises), all balconies, terraces and roofs adjacent to the Premises, all space in or adjacent to the Premises used for shafts, stacks, stairways, chutes, pipes, conduits, ducts, fan rooms, heating, air cooling (other than Tenant’s HVAC System), plumbing and other mechanical facilities, service closets and other Building facilities are not part of the Premises, and Landlord shall have the use thereof, as well as access thereto through the Premises for the purposes of operation, maintenance, alteration and repair.

ARTICLE 16. DEFAULT

Section 16.1 Each of the following events shall be an “Event of Default” hereunder:

(a) if Tenant defaults in the payment when due of any installment of Fixed Rent or Additional Rent, and such default continues for a period of five (5) Business Days after written notice thereof from Landlord; provided, however, that if Tenant shall default in the timely payment of Fixed Rent or Additional Rent, and any such default shall occur more than two times in any period of twelve (12) consecutive months, then, notwithstanding that such defaults shall have each been cured within the applicable period provided above, upon any further similar default, Landlord may serve a three days’ notice of termination upon Tenant without affording to Tenant an opportunity to cure such further default; or

(b) if Tenant’s interest in this Lease is transferred in violation of Article 14; or

(c) (i) if Tenant or any Guarantor admits in writing its inability to pay its debts as they become due; or

(ii) if Tenant or any Guarantor commences or institutes any case, proceeding or other action (A) seeking relief as a debtor, or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property; or

(iii) if Tenant or any Guarantor makes a general assignment for the benefit of creditors; or

(iv) if any case, proceeding or other action is commenced or instituted against Tenant (A) seeking to have an order for relief entered against it as debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, which either (1) results in any such entry of an order for relief, adjudication of bankruptcy or insolvency or such an appointment or the issuance or entry of any other order having a similar effect, or (2) remains undismissed for a period of ninety (90) days; or

(v) if any case, proceeding or other action is commenced or instituted against Tenant or any Guarantor seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its property which results in the entry of an order for any such relief which has not been vacated, discharged, or stayed or bonded pending appeal within ninety (90) days from the entry thereof; or

(vi) if Tenant or any Guarantor takes any action in furtherance of; or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in Subsections l6.l(d)(ii), (iii), (iv) or (v); or

(vii) if a trustee, receiver or other custodian is appointed for any substantial part of the assets of Tenant or any Guarantor, which appointment is not vacated or effectively stayed within seven (7) Business Days, or if any such vacating or stay does not thereafter remain in effect; or

(e) if Tenant defaults in the observance or performance of any other term, covenant or condition of this Lease on Tenant’s part to be observed or performed and Tenant fails to remedy such default within thirty (30) days after notice by Landlord to Tenant of such default, or, if such default is of such a nature that it cannot be completely remedied within said period of thirty (30) days, if Tenant fails to commence to remedy such default within such thirty-day period, or fails thereafter to diligently prosecute to completion all steps necessary to remedy such default;

(f) if Tenant or any Affiliate of Tenant defaults beyond applicable grace and notice periods in the payment of any fixed rent or additional rent under any other lease of space in the Building, or if any such lease is terminated by Landlord as a result of a default by the tenant thereunder; or

(g) if any Guarantor defaults beyond applicable grace and notice periods in the payment or performance of any of its obligations under any Guaranty.

Section 16.2 If an Event of Default occurs, Landlord may at any time thereafter give written notice to Tenant stating that Tenant’s rights of possession of the Premises shall expire and terminate on the date specified in such notice, which date shall not be less than seven (7) days after the giving of such notice. If Landlord gives such notice, Tenant’s rights of possession of the Premises shall expire and terminate as if the date set forth in such notice were the Expiration Date and Tenant immediately shall quit and surrender the Premises, but Tenant shall remain liable as hereinafter provided. Anything contained herein to the contrary notwithstanding, if such termination shall be stayed by order of any court having jurisdiction over any proceeding described in Section l6.l(d), or by federal or state statute, then, following the expiration of any such stay, or if the trustee appointed in any such proceeding, Tenant or Tenant as debtor-in-possession shall fail to assume Tenant’s obligations under this Lease within the period prescribed therefore by law or within one hundred twenty (120) days after entry of the order for relief or as may be allowed by the court, or if said trustee, Tenant or Tenant as debtor-in-possession shall fail to provide adequate protection of Landlord’s right, title and interest in and to the Premises or adequate assurance of the complete and continuous future performance of Tenant’s obligations under this Lease, Landlord, to the extent permitted by law or by leave of the court having jurisdiction over such proceeding, shall have the right, at its election, to terminate this Lease on seven (7) days’ notice to Tenant, Tenant as debtor-in-possession or said trustee and upon the expiration of said seven (7) day period this Lease shall cease and expire as set forth above and Tenant, Tenant as debtor-in-possession or said trustee shall immediately quit and surrender the Premises as aforesaid.

Section 16.3 If, at any time, (a) Tenant shall comprise two (2) or more Persons, (b) Tenant’s obligations under this Lease shall have been guaranteed by any Person other than Tenant, or (c) Tenant’s interest in this Lease shall have been assigned, the word “Tenant,” as used in Section 16.1(d), shall be deemed to mean anyone or more of the Persons primarily or secondarily liable for Tenant’s obligations under this Lease. Any monies received by Landlord from or on behalf of Tenant during the pendency of any proceeding of the types referred to in Section 16.l(d) shall be deemed paid as compensation for the use and occupation of the Premises and the acceptance of any such compensation by Landlord shall not be deemed an acceptance of Fixed Rent and/or Additional Rent or a waiver on the part of Landlord of any rights under this Lease.

ARTICLE 17. REMEDIES AND DAMAGES

Section 17.1 (a) If an Event of Default shall occur, and Tenant’s rights of possession of the Premises shall expire and come to an end as provided in Article 16:

(i) Tenant shall quit and peacefully surrender the Premises to Landlord, and Landlord and its agents may immediately, or at any time after such Event of Default or after the date upon which this Lease and the Term shall expire and come to an end, re-enter the Premises or any part thereof, without notice, either by summary proceedings, or by any other applicable action or proceeding, or by legal force or other legal means (without being liable to indictment, prosecution or damages therefore), and may repossess the Premises and dispossess Tenant and any other Persons from the Premises and remove any and all of their property and effects from the Premises; and

(ii) Landlord, at Landlord’s option, may relet the whole or any part or parts of the Premises from time to time, either in the name of Landlord or otherwise, to such tenant to tenants, for such term or terms ending before, on or after the Expiration Date, at such rental or rentals and upon such other conditions, which may include concessions and free rent periods, as Landlord, in its sole discretion, may determine; provided, however, that Landlord shall have no obligation to relet the Premises or any part thereof and shall in no event be liable for refusal or failure to relet the Premises or any part thereof, or, in the event of any such reletting, for refusal or failure to collect any rent due upon any such reletting, and no such refusal or failure shall operate to relieve Tenant of any liability under this Lease or otherwise affect any such liability, and Landlord, at Landlord’s option, may make such repairs, replacements, alterations, additions, improvements, decorations and other physical changes in and to the Premises as Landlord, in its sole discretion, considers advisable or necessary in connection with any such reletting or proposed reletting, without relieving Tenant of any liability under this Lease or otherwise affecting any such liability.

(b) Tenant hereby waives the service of any notice of intention to re-enter or to institute legal proceedings to that end which may otherwise be required to be given under any present or future law. Tenant, on its own behalf and on behalf of all Persons claiming through or under Tenant, including all creditors, does further hereby waive any and all rights which Tenant and all such Persons might otherwise have under any present or future law to redeem the Premises, or to re-enter or repossess the Premises, or to restore the operation of this Lease, after (i) Tenant shall have been dispossessed by a judgment or by warrant of any court or judge, (ii) any re-entry by Landlord, or (iii) any expiration or termination of this Lease and the Term, whether such dispossess, re-entry, expiration or termination shall be by operation of law pursuant to the provisions of this Lease. The words “re-enter,” “re-entry” and “re-entered” as used in this Lease shall not be deemed to be restricted to their technical legal meanings. In the event of a breach or threatened breach by Tenant, or any Persons claiming through or under Tenant, of any term, covenant or condition of this Lease, Landlord shall have the right to enjoin such breach and the right to invoke any other remedy allowed by law or in equity as if re-entry, summary proceedings and other special remedies were not provided in this Lease for such breach. The rights to invoke the remedies set forth in this Lease are cumulative and shall not preclude Landlord from invoking any other remedy allowed at law or in equity.

Section 17.2 (a) If Tenant’s rights of possession of the Premises shall expire and come to an end as provided in Article 16, or by or under any summary proceeding or any other action or proceeding, or if Landlord shall re-enter the Premises as provided in Section 17.1, or by or under any summary proceeding or any other action or proceeding, then, in any of such events:

(i) Tenant shall pay to Landlord all Fixed Rent and Additional Rent payable under this Lease by Tenant to Landlord to the date upon which this Lease and the Term shall have expired and come to an end or to the date of re-entry upon the Premises by Landlord, as the case may be;

(ii) Tenant also shall be liable for and shall pay to Landlord, as damages, any deficiency (the “Deficiency”) between (A) Fixed Rent and Additional Rent for the period which otherwise would have constituted the unexpired portion of the Term (conclusively presuming the Additional Rent for each year thereof to be the same as was payable for the year immediately preceding such termination or re-entry), and (B) the net amount, if any, of rents collected under any reletting effected pursuant to the provisions of Subsection 17.l(a)(ii) for any part of such period (first deducting from the rents collected under any such reletting all of Landlord’s expenses in connection with the termination of this Lease, Landlord’s re-entry upon the Premises and with such reletting including all repossession costs, brokerage commissions, legal expenses, attorneys’ fees and disbursements, alteration costs and other expenses of preparing the Premises for such reletting). Tenant shall pay the Deficiency in monthly installments on the days specified in this Lease for payment of installments of Fixed Rent, and Landlord shall be entitled to recover from Tenant each monthly Deficiency as the same shall arise. No suit to collect the amount of the Deficiency for any month shall prejudice Landlord’s right to collect the Deficiency for any subsequent month by a similar proceeding; and

(iii) whether or not Landlord shall have collected any monthly Deficiency as aforesaid, Landlord shall be entitled to recover from Tenant, and Tenant shall pay to Landlord, on demand, in lieu of any further Deficiency as and for liquidated and agreed final damages, a sum equal (A) to the amount by which the Fixed Rent and Additional Rent for the period which otherwise would have constituted the unexpired portion of the Term (conclusively presuming the Additional Rent for each year thereof to be the same as was payable for the year immediately preceding such termination or re-entry) exceeds (B) the then fair and reasonable rental value of the Premises, including Additional Rent for the same period, both discounted to present value at the rate of six percent (6%) per annum less (C) the aggregate amount of Deficiencies previously collected by Landlord pursuant to the provisions of Subsection 17.2(a)(ii) for the same period. If, before presentation of proof of such liquidated damages to any court, commission or tribunal, Landlord shall have relet the Premises or any part thereof for the period which otherwise would have constituted the unexpired portion of the Term, or any part thereof, the amount of net rents collected in connection with such reletting shall be deemed, prima facie, to be the fair and reasonable rental value for the part or the whole of the Premises so relet during the term of the reletting.

(b) If Landlord shall relet the Premises, or any part thereof, together with other space in the Building, the net rents collected under any such reletting and the expenses of any such reletting shall be equitably apportioned for the purposes of this Section 17.2. Tenant shall in no event be entitled to any rents collected or payable under any reletting, whether or not such rents shall exceed the Fixed Rent reserved in this Lease. Nothing contained in Article 16 or this Article 17 shall be deemed to limit or preclude the recovery by Landlord from Tenant of the maximum amount allowed to be obtained as damages by any statute or rule of law, or of any sums or damages to which Landlord may be entitled in addition to the damages set forth in this Section 17.2.

ARTICLE 18. FEES AND EXPENSES

Section 18.1 If an Event of Default shall occur under this Lease or if Tenant shall knowingly do or permit to be done any act or thing upon the Premises which would cause Landlord to be in default under any Superior Lease or Mortgage, or if Tenant shall fail to comply with its obligations under this Lease and the preservation of property or the safety of any tenant, occupant or other person is threatened thereby, Landlord may, after reasonable prior notice to Tenant except in an emergency, perform the same for the account of Tenant or make any expenditure or incur any obligation for the payment of money for the account of Tenant. All amounts expended by Landlord in connection with the foregoing, including reasonable attorneys’ fees and disbursements in instituting, prosecuting or defending any action or proceeding or recovering possession, and the cost thereof, with interest thereon at the Default Rate, shall be deemed to be Additional Rent hereunder and shall be paid by Tenant to Landlord within ten (10) days of rendition of any bill or statement to Tenant therefore.

Section 18.2 If Tenant shall fail to pay any installment of Fixed Rent and/or Additional Rent when due, Tenant shall pay to Landlord, in addition to such installment of Fixed Rent and/or Additional Rent, as the case may be, as a late charge and as Additional Rent, a sum equal to interest at the Default Rate on the amount unpaid, computed from the date such payment was due to and including the date of payment.

ARTICLE 19. NO REPRESENTATIONS BY LANDLORD

Landlord and Landlord’s agents have made no warranties, representations, statements or promises with respect to (a) the rentable and usable areas of the Premises, Equipment Space or the Building, (b) the amount of any current or future Operating Expenses or Taxes, (c) the compliance with applicable Laws of the Premises, Premises Equipment or the Building, or (d) the suitability of the Premises or the Premises Equipment for any particular use or purpose. No rights, easements or licenses are acquired by Tenant under this Lease, by implication or otherwise, except as expressly set forth herein. This Lease (including any Exhibits referred to herein and all supplementary agreements provided for herein) contains the entire agreement between the parties and all understandings and agreements previously made between Landlord and Tenant are merged in this Lease, which alone fully and completely expresses their agreement. Tenant is entering into this Lease after full investigation, and is not relying upon any statement or representation made by Landlord not embodied in this Lease.

ARTICLE 20. END OF TERM

Section 20.1 Upon the expiration or other termination of this Lease, Tenant shall quit and surrender to Landlord the Premises, Premises Equipment, and Tenant’s Alterations (as identified by Landlord pursuant to Section 4.3), vacant, broom clean, in good order and condition, ordinary wear and tear and damage for which Tenant is not responsible under the terms of this Lease excepted, and Tenant shall remove all of Tenant’s Property from the Premises and this obligation shall survive the expiration or sooner termination of the Term. If the last day of the Term or any renewal thereof falls on a day that is not a Business Day, this Lease shall expire on the Business Day immediately following. Tenant expressly waives, for itself and for any Person claiming through or under Tenant, any rights which Tenant or any such Person may have under any Law in connection with any holdover summary proceedings which Landlord may institute to enforce the foregoing provisions of this Article 20.

Section 20.2 Tenant acknowledges that Tenant or any Tenant Party remaining in possession of the Premises after the expiration or earlier termination of this Lease would create an unusual hardship for Landlord and for any prospective tenant. Tenant therefore covenants that if for any reason Tenant or any Tenant Party shall fail to vacate and surrender possession of the Premises or any part thereof on or before the expiration or earlier termination of this Lease and the Term, then Tenant’s continued possession of the Premises shall be as a holdover tenant, during which time, without prejudice and in addition to any other rights and remedies Landlord may have under this Lease or applicable Laws, Tenant shall pay to Landlord for each month and for each portion of any month during which Tenant holds over, an amount equal to the greater of (a) two (2) times the Fixed Rent and Additional Rent payable under this Lease for the last full calendar month of the Term, or (b) two (2) times the fair market rental value of the Premises for such month (as determined by Landlord based upon the then most recent leases of space in the Building). In addition, Tenant shall be liable to Landlord for (i) any payment or rent concession which Landlord may be required to make to any tenant obtained by Landlord for all or any part of the Premises (a “New Tenant”) in order to induce such New Tenant not to terminate its lease by reason of the holding-over by Tenant, and (ii) the loss of the benefit of the bargain if any New Tenant shall terminate its lease by reason of the holding-over by Tenant. The provisions of this Section 20.2 shall not in any way be deemed to (A) permit Tenant to remain in possession of the Premises after the Expiration Date or sooner termination of this Lease, or (B) imply any right of Tenant to use or occupy the Premises upon expiration or termination of this Lease and the Term, and no acceptance by Landlord of payments from Tenant after the Expiration Date or sooner termination of the Term shall be deemed to be other than on account of the amount to be paid by Tenant in accordance with the provisions of this Article 20. Tenant’s obligations under this Article 20 shall survive the expiration or earlier termination of this Lease.

ARTICLE 21. QUIET ENJOYMENT

Provided no Event of Default has occurred and is continuing, Tenant may peaceably and quietly enjoy the Premises without hindrance by Landlord or any Person lawfully claiming through or under Landlord, subject, nevertheless, to the terms and conditions of this Lease.

ARTICLE 22. NO WAIVER; NON-LIABILITY

Section 22.1 No act or thing done by Landlord or Landlord’s agents during the Term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid unless in writing and signed by Landlord. No employee of Landlord or of Landlord’s agents shall have any power to accept the keys of the Premises prior to the termination of this Lease. The delivery of keys to any employee of Landlord or of Landlord’s agents shall not operate as a termination of this Lease or a surrender of the Premises. Any Building employee to whom any property shall be entrusted by or on behalf of Tenant shall be deemed to be acting as Tenant’s agent with respect to such property and neither Landlord nor its agents shall be liable for any damage to property of Tenant or of others entrusted to employees of the Building, nor for the loss of or damage to any property of Tenant by theft or otherwise.

Section 22.2 The failure of Landlord to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease, or any of the Rules and Regulations set forth or hereafter adopted by Landlord, shall not prevent a subsequent act, which would have originally constituted a violation, from having all of the force and effect of an original violation. The receipt by Landlord of Fixed Rent and/or Additional Rent with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach. The failure of Landlord to enforce any of the Rules and Regulations set forth, or hereafter adopted, against Tenant or any other tenant in the Building shall not be deemed a waiver of any such Rules and Regulations. Landlord shall not enforce the Rules and Regulations against Tenant in a discriminatory manner. No provision of this Lease shall be deemed to have been waived by Landlord, unless such waiver be in writing signed by Landlord. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly Fixed Rent or any Additional Rent shall be deemed to be other than on account of the next installment of Fixed Rent or Additional Rent, as the case may be, or as Landlord may elect to apply same, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Fixed Rent or Additional Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Fixed Rent or Additional Rent or pursue any other remedy in this Lease provided. Any executory agreement hereafter made shall be ineffective to change, modify, discharge or effect an abandonment of this Lease in whole or in part unless such executory agreement is in writing and signed by the party against whom enforcement of the change, modification, discharge or abandonment is sought. All references in this Lease to the consent or approval of Landlord shall be deemed to mean the written consent or approval of Landlord and no consent or approval of Landlord shall be effective for any purpose unless such consent or approval is set forth in a written instrument executed by Landlord.

Section 22.3 (a) Subject to the provisions of Section 112, neither Landlord nor its agents shall be liable for any injury or damage to persons or property or interruption of Tenant’s business resulting from fire, explosion, falling plaster, steam, gas, electricity, water, rain or snow or leaks from any part of the Building or from the pipes, appliances or plumbing works or from the roof, street or subsurface or from any other place or by dampness or by any other cause of whatsoever nature; nor shall Landlord or its agents be liable for any such damage caused by other tenants or persons in the Building or caused by construction of any private, public or quasi-public work; nor shall Landlord be liable for any latent defect in the Premises or in the Building (except that Landlord shall be required to repair the same to the extent provided in Article 6). Nothing in the foregoing shall affect any right of Landlord to the indemnity from Tenant to which Landlord may be entitled under Article 28 in order to recoup for payments made to compensate for losses of third parties.

(b) If, at any time or from time to time, any windows of the Premises are temporarily closed, darkened or bricked-up for any reason whatsoever, or any of such windows are permanently closed, darkened or bricked-up if required by any Law or related to any construction upon property adjacent to the Real Property by parties other than Landlord, Landlord shall not be liable for any damage Tenant may sustain thereby and Tenant shall not be entitled to any compensation therefore nor abatement of Fixed Rent or Additional Rent nor shall the same release Tenant from its obligations hereunder nor constitute an eviction or constructive eviction of Tenant from the Premises.

ARTICLE 23. WAIVER OF TRIAL BY JURY

The respective parties hereto shall and they hereby do waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other (except for personal injury or property damage) on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises, or for the enforcement of any remedy under any statute, emergency or otherwise. If Landlord commences any summary proceeding against Tenant, Tenant will not interpose any counterclaim of whatever nature or description in any such proceeding (unless failure to impose such counterclaim would preclude Tenant from asserting in a separate action the claim which is the subject of such counterclaim), and will not seek to consolidate such proceeding with any other action which may have been or will be brought in any other court by Tenant.

ARTICLE 24. INABILITY TO PERFORM

This Lease and the obligation of Tenant to pay Fixed Rent and Additional Rent hereunder and perform all of the other covenants and agreements hereunder on the part of Tenant to be performed will not be affected, impaired or excused because Landlord is unable to fulfill any of its obligations under this Lease expressly or impliedly to be performed by Landlord or because Landlord is unable to make, or is delayed in making any repairs, additions, alterations, improvements or decorations or is unable to supply or is delayed in supplying any equipment or fixtures, if Landlord is prevented or delayed from so doing by reason of strikes or labor troubles, or by any cause whatsoever beyond Landlord’s control, including accident, governmental preemption in connection with a national emergency or by reason of any Laws or by reason of the conditions of supply and demand which have been or are affected by war or other emergency (“Unavoidable Delays”).

ARTICLE 25. BILLS AND NOTICES

Except as otherwise expressly provided in this Lease, any bills, statements, consents, notices, demands, requests or other communications given or required to be given under this Lease shall be in writing and shall be deemed sufficiently given or rendered if delivered by hand (against a signed receipt), sent by a nationally recognized overnight courier service, or sent by registered or certified mail (return receipt requested) and addressed:

if to Tenant, (a) at Tenant’s address listed on page 1 of this Lease, or (b) at any place where Tenant or any agent or employee or Tenant may be found if mailed subsequent to Tenant’s abandoning or surrendering the Premises; or

if to Landlord, as follows:	Level 3 Communications, LLC
1025 Eldorado Boulevard Broomfield, Colorado 80021
	Attention:	Vice President Real Estate and Facilities

with a copy to:	Level 3 Communications, LLC
1025 Eldorado Boulevard Broomfield, Colorado 80021
	Attention:	General Counsel

Any such bill, statement, consent, notice, demand, request or other communication given as provided in this Article 25 shall be deemed to have been rendered or given (i) on the date when it shall have been received, or (ii) on the date when delivery shall have been refused.

ARTICLE 26. RULES AND REGULATIONS

Landlord reserves the right, from time to time, to adopt additional reasonable and non-discriminatory Rules and Regulations and to amend the Rules and Regulations then in effect. Tenant and all Tenant Parties shall comply with the Rules and Regulations, as so supplemented or amended. Nothing contained in this Lease shall be construed to impose upon Landlord any duty or obligation to enforce the Rules and Regulations or terms, covenants or conditions in any other lease against any other tenant, and Landlord shall not be liable to Tenant for violation of the same by any other tenant, its employees, agents, visitors or licensees. If there shall be any inconsistencies between this Lease and the Rules and Regulations, the provisions of this Lease shall prevail.

ARTICLE 27. BROKER

Section 27.1 Landlord represents and warrants to Tenant that it has not dealt with any broker in connection with this Lease other than Landlord’s Broker. Tenant represents and warrants to Landlord that it has not dealt with any broker in connection with this Lease other than Tenant’s Broker and that to the best of its knowledge and belief, no other broker, finder or similar Person procured or negotiated this Lease or is entitled to any fee or commission in connection herewith.

Section 27.2 Tenant shall indemnify, defend, protect and hold Landlord harmless from and against any and all losses, liabilities, damages, claims, judgments, fines, suits, demands, costs, interest and expenses of any kind or nature (including reasonable attorneys’ fees and disbursements) which Landlord may incur by reason of any claim of or liability to any broker, finder or like agent arising out of any dealings claimed to have occurred between the indemnifying party and the claimant in connection with this Lease, or the above representation being false. The provisions of this Article 27 shall survive the expiration or earlier termination of the Term.

ARTICLE 28. INDEMNITY

Section 28.1 Tenant shall not do or permit any act or thing to be done upon the Premises which may subject Landlord to any liability or responsibility for injury, damages to persons or property or to any liability by reason of any violation of law or of any Law, but shall exercise such control over the Premises as to fully protect Landlord against any such liability. Subject to the provisions of Section 11.2, Tenant shall defend, indemnify and save harmless Landlord from and against (a) all claims of whatever nature against Landlord arising from any act, omission or negligence of Tenant or any Tenant Party, (b) all claims against Landlord arising from any accident, injury or damage whatsoever caused to any person or to the property of any person and occurring during the Term in or about the Premises, (c) all claims against Landlord arising from any accident, injury or damage occurring outside of the Premises but anywhere within or about the Real Property, where such accident, injury or damage results or is claimed to have resulted from an act, omission or negligence of Tenant or any Tenant Party, and (d) any breach, violation or nonperformance of any covenant, condition or agreement in this Lease set forth and contained on the part of Tenant to be fulfilled, kept, observed and performed. This indemnity and hold harmless agreement shall include indemnity from and against any and all liability, fines, suits, demands, costs and expenses of any kind or nature (including reasonable attorneys’ fees and disbursements) incurred in or in connection with any such claim or proceeding brought thereon, and the defense thereof.

Section 28.2 Tenant agrees to defend, indemnify and hold harmless Landlord and any partner, shareholder, director, officer, principal, employee or agent, directly and indirectly, of Landlord, from and against all obligations (including removal and remedial actions), losses, claims, suits, judgments, liabilities, penalties, damages (including consequential and punitive damages), costs and expenses (including reasonable attorneys’ and consultants’ fees and expenses) of any kind or nature whatsoever that may at any time be incurred by, imposed on or asserted against Landlord or any such party directly or indirectly based on, or arising or resulting from (a) the actual or alleged presence of Hazardous Materials on the Premises, Equipment Space or in the Building which is caused or permitted by Tenant, and (b) any Environmental Claim relating in any way to Tenant’s operation or use of the Premises, Premises Equipment, Tenant’s Alterations or the Building. The provisions of this Section 28.2 shall survive the expiration or sooner termination of this Lease.

ARTICLE 29. RENEWAL OPTION

Section 29.1 Tenant shall have the right, at its option (the “First Renewal Option”), to renew the initial term of this Lease, for the entire Premises, for an initial renewal term (the “First Renewal Term”) commencing on the day following the Expiration Date (the “First Renewal Term Commencement Date”) and expiring on the third (3rd) anniversary of the Expiration Date (the “First Renewal Term Expiration Date”). Tenant shall have no right to exercise the First Renewal Option unless all of the following conditions have been satisfied on the date of the First Renewal Notice (as defined below) and on the First Renewal Term Commencement Date:

(a) No Event of Default shall have occurred and be continuing under this Lease;

(b) The named Tenant hereunder (or a permitted assignee, successor or transferee pursuant to Sections 14.8 or 14.9, but not any other assignee or successor tenant), and its Affiliates shall occupy not less than seventy-five percent (75%) of the then-existing Premises Area; and

(c) there shall not have occurred any material adverse change in the financial condition of Tenant from the condition described in the financial statements submitted by Tenant to Landlord in connection with this Lease.

Section 29.2 If Tenant elects to renew this Lease for the First Renewal Term, Tenant shall give Landlord notice thereof (the “First Renewal Notice”) not more than eighteen (18) months and not less than nine (9) months prior to the Expiration Date, and time shall be of the essence with respect to the giving of the First Renewal Notice. If Tenant shall send the First Renewal Notice within the time and in the manner herein provided, this Lease shall be deemed renewed for the First Renewal Term upon the terms, covenants and conditions in this Lease contained, with the exception of Fixed Rent.

Section 29.3 Fixed Rent for the First Renewal Term shall be determined as of the date which is nine (9) months prior to the Expiration Date and shall be the greater of (a) the Fair Market Value of the Premises for the First Renewal Term (the “First Renewal Term FMV”), determined in accordance with Section 29.4; provided, however, in no event shall the First Renewal Term FMV exceed the Fixed Rent payable under this Lease as of the Expiration Date plus an amount equal to twenty percent (20%) of the Fixed Rent then payable, or (b) the Fixed Rent payable under this Lease as of the Expiration Date, plus an amount equal to three percent (3.0%) of the Fixed Rent then payable. During the First Renewal Term, Fixed Rent for the Premises shall increase on each anniversary of the First Renewal Term Commencement Date as follows: (i) if determined pursuant to clause (a) of this Section 29.3, at an annual rate of increase equivalent to that then payable under new leases of comparable space in the Building and in comparable buildings in the greater San Antonio metropolitan area for the Permitted Use, and (ii) if determined pursuant to clause (b) of this Section 29.3, at an annual rate of increase equal to three percent (3.0%) of the Fixed Rent then payable, so that increases in Fixed Rent shall be cumulative, compounded at the rate 3.0% per annum over the First Renewal Term.

Section 29.4 Within twenty (20) days after the giving by Tenant of the First Renewal Notice, Landlord will notify Tenant of the amount of the Fixed Rent for the First Renewal Term (the “First Renewal Rental Notice”), which shall set forth Landlord’s calculation of the First Renewal Term FMV. In the event that Tenant disputes Landlord’s calculation of the

First Renewal Term FMV, Tenant will notify Landlord of Tenant’s dispute and the parties agree to meet, either in person or telephonically, during the subsequent thirty (30) day period to attempt to mutually agree on the First Renewal Term FMV. In the event the parties cannot agree on the First Renewal Term FMV, such dispute shall be submitted to arbitration and shall be determined by a single arbitrator in the manner set forth in Section 29.5.

Section 29.5 (a) If Tenant shall dispute Landlord’s calculation of the First Renewal Term FMV as set forth in the First Renewal Rental Notice, such dispute shall be submitted to arbitration and shall be determined by a single arbitrator appointed in accordance with the American Arbitration Association Real Estate Valuation Arbitration Proceeding Rules. Such arbitrator shall be impartial and shall have not less than ten (10) years’ experience in the greater San Antonio metropolitan area in a calling related to the leasing of commercial space in buildings comparable to the Building, and the fees of such arbitrator shall be shared equally by Landlord and Tenant.

(b) Within fifteen (15) days following the appointment of such arbitrator, each party shall attend a hearing before such arbitrator wherein each party shall submit a report setting forth its determination of the First Renewal Term FMV, together with such information on comparable rentals, or such other evidence, as such party shall deem relevant.

(c) The arbitrator shall, within fifteen (15) days following such hearing and submission of evidence, render his or her decision by selecting the determination of First Renewal Term FMV submitted by either Landlord or Tenant which, in the judgment of the arbitrator, most nearly reflects the First Renewal Term FMV. It is expressly understood that the decision of such arbitrator shall be final and binding upon the parties hereto.

(d) For purposes of the determination of the First Renewal Term FMV, whether by estimate of Landlord or by arbitration, Landlord or such arbitrator shall take into account the then current rentals or occupancy fees for the renting of or granting of use or occupancy rights for comparable space in the Building and in comparable buildings in the greater San Antonio metropolitan area for the Permitted Use, and shall take into account all concessions and other factors that have bearing on the First Renewal Term FMV, but shall not take into account the value of Tenant’s technical installations at the Premises and the Building. Tenant shall pay any Additional Rent with respect to the Premises for the First Renewal Term pursuant to Article 7. The determination of the First Renewal Term FMV shall be based on the assumptions and criteria stated in this Article 29, and the arbitrator shall not have the power to add to, modify or change any of the provisions of this Lease. After a determination has been made of the First Renewal Term FMV, the parties shall execute and deliver to each other an agreement setting forth the Fixed Rent therefore as so determined.

(e) If the final determination of Fixed Rent for the Premises for the First Renewal Term shall not be made on or before the First Renewal Term Commencement Date in accordance with the provisions of this Article 29, then pending such final determination, Tenant shall pay as Fixed Rent for the Premises for the First Renewal Term the amount of Fixed Rent as set forth by Landlord in the Rental Notice. If, based upon the final determination of such Fixed Rent as provided herein, the payments made by Tenant on account of Fixed Rent were (i) less than Fixed Rent as finally determined in accordance with the provisions hereof, Tenant shall pay to Landlord the amount of such deficiency within thirty (30) days after demand therefore, or (ii) greater than Fixed Rent as finally determined in accordance with the provisions hereof, Landlord shall, at Landlord’s option, either credit the amount of such excess against the next installments of Fixed Rent due under this Lease, or refund the amount of such excess to Tenant.

Section 29.6 Tenant shall have the right, at its option (the “Second Renewal Option”), to renew the First Renewal Term of this Lease, for the entire Premises, for a second renewal term (the “Second Renewal Term”) commencing on the day following the First Renewal Term Expiration Date (the “Second Renewal Term Commencement Date”) and expiring on the fifth (5th) anniversary of the First Renewal Term Expiration Date (the “Second Renewal Term Expiration Date”). Tenant shall have no right to exercise the Second Renewal Option unless all of the following conditions have been satisfied on the date of the Second Renewal Notice (as defined below) and on the Second Renewal Term Commencement Date:

(a) No Event of Default shall have occurred and be continuing under this Lease;

(b) The named Tenant hereunder (or a permitted assignee, successor or transferee pursuant to Sections 14.8 or 14.9, but not any other assignee or successor tenant), and its Affiliates shall occupy not less than eighty-five percent (85%) of the then-existing Premises Area; and

(c) there shall not have occurred any material adverse change in the financial condition of Tenant from the condition described in the financial statements submitted by Tenant to Landlord in connection with this Lease.

Section 29.7 If Tenant elects to renew this Lease for the Second Renewal Term, Tenant shall give notice to Landlord thereof (the “Second Renewal Notice”), not more than eighteen (18) months and not less than nine (9) months prior to the First Renewal Term Expiration Date, and time shall be of the essence with respect to the giving of the Second Renewal Notice If Tenant shall send the Second Renewal Notice within the time and in the manner herein provided, this Lease shall be deemed renewed for the Second Renewal Term upon the terms, covenants and conditions in this Lease contained, with the exception of Fixed Rent.

Section 29.8 Fixed Rent for the Second Renewal Term shall be determined as of the date which is nine (9) months prior to the First Renewal Term Expiration Date and shall be the greater of (a) the Fair Market Value of the Premises for the Second Renewal Term (the “Second Renewal Term FMV”), determined in accordance with Section 29.4, or (b) the Fixed Rent payable under this Lease as of the First Renewal Term Expiration Date, plus an amount equal to the annual increase in Fixed Rent during the First Renewal Term, as determined pursuant to Section 29.3. During the Second Renewal Term, Fixed Rent for the Premises shall increase on each anniversary of the Second Renewal Term Commencement Date as follows: (i) if determined pursuant to clause (a) of this Section 29.8, at an annual rate of increase equivalent to that then payable under new leases of comparable space in the Building and in comparable buildings in the greater San Antonio metropolitan area for the Permitted Use, and (ii) if determined pursuant to clause (b) of this Section 29.8, at an annual rate of increase equal to three percent (3.0%) of the Fixed Rent then payable, so that increases in Fixed Rent shall be cumulative, compounded at the rate of 3.0% per annum over the First Renewal Term.

Section 29.9 Within twenty (20) days after the giving by Tenant of a Second Renewal Notice, Landlord will notify Tenant of the amount of the Fixed Rent for the Second

Renewal Term (the “Second Renewal Rental Notice”), which shall set forth Landlord’s calculation of the Second Renewal Term FMV. In the event that Tenant disputes Landlord’s calculation of the Second Renewal Term FMV. Tenant will notify Landlord of Tenant’s dispute and the parties agree to meet, either in person or telephonically, during the subsequent thirty (30) day period to attempt to mutually agree on the Second Renewal Term FMV. In the event the parties cannot agree on the Second Renewal Term FMV, such dispute shall be submitted to arbitration and shall be determined by a single arbitrator in the manner set forth in Section 29.5, provided that for purposes of this Section 29.9, all references in Section 29.5 to the First Renewal Term shall be deemed to refer to the Second Renewal Term.

Section 29.10 Tenant shall have the right, at its option (the “Third Renewal Option”), to renew the Second Renewal Term of this Lease, for the entire Premises, for a third renewal term (the “Third Renewal Term”) commencing on the day following the Second Renewal Term Expiration Date (the “Third Renewal Term Commencement Date”) and expiring on the fifth (5th) anniversary of the Second Renewal Term Expiration Date (the “Third Renewal Term Expiration Date”) Tenant shall have no right to exercise the Third Renewal Option unless all of the following conditions have been satisfied on the date of the Third Renewal Notice (as defined below) and on the Third Renewal Term Commencement Date:

(a) No Event of Default shall have occurred and be continuing under this Lease;

(b) The named Tenant hereunder (or a permitted assignee, successor or transferee pursuant to Sections 14.8 or 14.9, but not any other assignee or successor tenant), and its Affiliates shall occupy not less than eighty-five percent (85%) of the then-existing Premises Area; and

(c) there shall not have occurred any material adverse change in the financial condition of Tenant from the condition described in the financial statements submitted by Tenant to Landlord in connection with this Lease.

Section 29.11 If Tenant elects to renew this Lease for the Third Renewal Term, Tenant shall give notice to Landlord thereof (the “Third Renewal Notice”), not more than eighteen (18) months and not less than nine (9) months prior to the Second Renewal Term Expiration Date, and time shall be of the essence with respect to the giving of the Third Renewal Notice. If Tenant shall send the Third Renewal Notice within the time and in the manner herein provided, this Lease shall be deemed renewed for the Third Renewal Term upon the terms, covenants and conditions in this Lease contained, with the exception of Fixed Rent.

Section 29.12 Fixed Rent for the Third Renewal Term shall be determined as of the date which is nine (9) months prior to the Second Renewal Term Expiration Date and shall be the greater of (a) the Fair Market Value of the Premises for the Third Renewal Term (the “Third Renewal Term FMV”), determined in accordance with Section 29.4, or (b) the Fixed Rent payable under this Lease as of the Second Renewal Term Expiration Date, plus an amount equal to the annual increase in Fixed Rent during the Second Renewal Term, as determined pursuant to Section 29.8. During the Third Renewal Term, Fixed Rent for the Premises shall increase on each anniversary of the Third Renewal Term Commencement Date as follows: (i) if determined pursuant to clause (a) of this Section 29.12, at an annual rate of increase equivalent to that then payable under new leases of comparable space in the Building and in comparable buildings in the greater San Antonio metropolitan area for the Permitted Use, and (ii) if determined pursuant to clause (b) of this Section 29.12, at an annual rate of increase equal to three percent (3.0%) of the Fixed Rent then payable, so that increases in Fixed Rent shall be cumulative, compounded at the rate of 3.0% per annum over the Second Renewal Term.

Section 29.13 Within twenty (20) days after the giving by Tenant of a Third Renewal Notice, Landlord will notify Tenant of the amount of the Fixed Rent for the Third Renewal Term (the “Third Renewal Rental Notice”), which shall set forth Landlord’s calculation of the Third Renewal Term FMV. In the event that Tenant disputes Landlord’s calculation of the Third Renewal Term FMV, Tenant will notify Landlord of Tenant’s dispute and the parties agree to meet, either in person or telephonically, during the subsequent thirty (30) day period to attempt to mutually agree on the Third Renewal Term FMV. In the event the parties cannot agree on the Third Renewal Term FMV, such dispute shall be submitted to arbitration and shall be determined by a single arbitrator in the manner set forth in Section 29.5, provided that for purposes of this Section 29.13, all references in Section 29.5 to the First Renewal Term shall be deemed to refer to the Third Renewal Term.

ARTICLE 30. SECURITY DEPOSIT

Section 30.1 Tenant has deposited the Security Deposit with Landlord as security for the full and faithful performance of every provision of this Lease to be performed by Tenant. If an Event of Default shall have occurred with respect to any provision of this Lease, including but not limited to the provisions relating to the payment of Fixed Rent and Additional Rent, Landlord may use, apply or retain all or any part of this Security Deposit for the payment of any Fixed or Additional Rent or any other sum in default or for the payment of any other amount which Landlord may spend or become obligated to spend by reason of such Event of Default, or to compensate Landlord for any other loss, cost or damage which Landlord may suffer by reason of such Event of Default Landlord shall give Tenant notice contemporaneously with such use or application of any portion of the Security Deposit Tenant shall, within five (5) days after the giving of such notice, deposit with Landlord cash in an amount sufficient to restore the Security Deposit to the amount then required pursuant to the terms of this Article 30 (Tenant’s obligation to make such payment shall be deemed a requirement that Tenant pay an item of Additional Rent) and Tenant’s failure to do so shall be a breach of this Lease. Landlord shall not, unless otherwise required by Legal Requirements, pay interest to Tenant on the Security Deposit, and if Landlord is required to maintain the Security Deposit in an interest bearing account, Landlord will retain the maximum amount permitted under Legal Requirements as a bookkeeping and administrative charge. Tenant shall not assign or encumber any part of the Security Deposit, and no assignment or encumbrance by Tenant of all of any part of the Security Deposit shall be binding upon Landlord, whether made prior to, during, or after the Term. Landlord shall not be required to exhaust its remedies against Tenant or against the Security Deposit before having recourse to any other form of security held by Landlord and recourse by Landlord to any Security Deposit shall not affect any remedies of Landlord which are provided in this Lease or which are available to Landlord In law or in equity. If Tenant shall fully and faithfully perform every covenant and provision of this Lease to be performed and observed by Tenant, the Security Deposit or any balance thereof shall be returned to Tenant reasonably promptly after the expiration or sooner termination (other than a termination pursuant to Article 17) of the Term and Tenant’s surrender to Landlord of the Premises. In the event the Building is sold, Landlord shall transfer the Security Deposit to the new owner and Landlord shall thereupon be released by Tenant from all liability for the return of said Security Deposit; and Tenant agrees to look to the new owner solely for the return of the Security Deposit. A lease of the entire Building shall be deemed a transfer within the meaning of the foregoing sentence. Landlord shall use reasonable efforts to notify or cause Tenant to be notified in the event of any transfer of the Building.

Section 30.2 Landlord agrees to reduce the Security Deposit as set forth below. Landlord shall have no obligation to reduce and Tenant shall have no right to request a reduction in the Security Deposit unless all of the following conditions have been satisfied on the date of the scheduled reduction to the Security Deposit:

(a) No Event of Default shall have occurred and be continuing under this Lease; and

(b) there shall not have occurred any material adverse change in the financial condition of Tenant from the condition described in the financial statements submitted by Tenant to Landlord in connection with this Lease.

Section 30.3 Subject to the terms in Section 30.2, the Security Deposit shall be reduced from the original Two Hundred Thousand Dollars ($200,000.00), as follows:

(a) On July 1, 2002, the Security Deposit shall be reduced by Twenty Five Thousand Dollars ($25,000.00) and such amount shall be applied to Fixed Rent;

(b) On August 1, 2002, the Security Deposit shall be reduced by Twelve Thousand Five Hundred Dollars ($12,500.00) and such amount shall be applied to Fixed Rent;

(c) On September 1, 2002, the Security Deposit shall be reduced by Twelve Thousand Five Hundred Dollars ($12,500.00) and such amount shall be applied to Fixed Rent;

(d) On October 1, 2002, the Security Deposit shall be reduced by Twelve Thousand Five Hundred Dollars ($12,500.00) and such amount shall be applied to Fixed Rent;

(e) On November 1, 2002, the Security Deposit shall be reduced by Twelve Thousand Five Hundred Dollars ($12,500.00) and such amount shall be applied to Fixed Rent;

(f) On December 1, 2002, the Security Deposit shall be reduced by Twelve Thousand Five Hundred Dollars ($12,500.00) and such amount shall be applied to Fixed Rent;

(g) On January 1, 2003, the Security Deposit shall be reduced by Twelve Thousand Five Hundred Dollars ($12,500.00) and such amount shall be applied to Fixed Rent;

(h) On February 1, 2003, the Security Deposit shall be reduced by Twelve Thousand Five Hundred Dollars ($12,500.00) and such amount shall be applied to Fixed Rent; and

(i) On March 1, 2003, the Security Deposit shall be reduced by Twelve Thousand Five Hundred Dollars ($12,500.00) and such amount shall be applied to Fixed Rent.

Notwithstanding anything herein to the contrary, the Security Deposit shall not be reduced below Seventy Five Thousand Dollars ($75,000.00) through the Term and all renewals of this Lease.

ARTICLE 31. RIGHT OF FIRST REFUSAL

Section 31.1 (a) If at any time following the Commencement Date through the end of the Term, Landlord shall receive a bona fide offer from a third party, not an Affiliate of Landlord or Tenant (a “Third Party Tenant”), to lease all or any portion of the space set forth in Exhibit H (the “Refusal Space”), on terms and conditions acceptable to Landlord (an “Offer”), then prior to acceptance by Landlord of such Offer, Landlord shall deliver notice thereof to Tenant (an “Offer Notice”) setting forth a description of the Refusal Space in question, the date Landlord anticipates that such Refusal Space will become available for occupancy, and all of the material financial terms and conditions of such Offer. Provided that all of the conditions precedent set forth in this Article 31 are fully satisfied by Tenant, Tenant shall have the option (the “First Refusal Option”), exercisable by Tenant delivering written notice to Landlord (an “Exercise Notice”) within ten (10) days of the giving by Landlord of the Offer Notice, to lease the Refusal Space on the terms and conditions set forth in the Offer Notice, and this Lease shall thereupon be modified as provided in Section 31.4. The First Refusal Option may be exercised only with respect to all of the Refusal Space that is the subject of an Offer Notice. If Tenant fails to timely give an Exercise Notice with respect to the Refusal Space that is the subject of an Offer Notice, Landlord shall be free to lease such Refusal Space to the Third Party Tenant from whom Landlord received such Offer or to any other Person, provided that Landlord shall not thereafter enter into a lease of such Refusal Space on terms and conditions pursuant to which the net rent payable over the term of the proposed lease is reduced by five percent (5%) or more, as compared to the net rent previously offered to Tenant in the Offer Notice, unless Landlord shall first deliver to Tenant a revised Offer Notice describing such reduced net rent . In such event, Tenant shall have the right, exercisable within five (5) days following Tenant’s receipt of such revised Offer Notice from Landlord, to deliver to Landlord an Exercise Notice agreeing to enter into lease of the applicable Expansion Space at such reduced net rent. Time shall be of the essence with respect to all periods of time set forth in this Article 31.

(b) Landlord’s obligations hereunder with respect to any Refusal Space shall continue until Landlord first enters into a lease for such Refusal Space with a Third Party Tenant, and upon the execution and delivery of such lease, Tenant shall have no further rights hereunder of any kind or nature with respect to the Refusal Space demised pursuant to such lease.

Section 31.2 Tenant shall have no right to exercise the First Refusal Option unless all of the following conditions have been satisfied on the date of the Exercise Notice and on the date on which Landlord delivers to Tenant vacant possession of the Refusal Space pursuant to this Article 31 (the “First Refusal Space Commencement Date”):

(a) No Event of Default shall have occurred and be continuing under this Lease; and

(b) Original Tenant (or a permitted assignee, successor or transferee pursuant to Sections 14.8, 14.9, or 14.10, but not any other assignee or successor tenant), and its Affiliates shall occupy not less than eighty-five percent (85%) of the then-existing Premises Area.

Section 31.3 Provided that Tenant timely delivers an Exercise Notice, then effective on the First Refusal Space Commencement Date, the Refusal Space shall be added to and be deemed to be a part of the Premises for all purposes of this Lease. All of the material financial terms and conditions set forth in the Offer Notice shall be applicable to the Refusal Space during the Term, except that the expiration date applicable to the Refusal Space shall be the Expiration Date of this Lease, and otherwise the provisions of this Lease shall apply, to the extent not inconsistent therewith.

Section 31.4 If Landlord shall be prevented from delivering possession of any portion of the Expansion Space to Tenant as provided in this Article 31 for any reason, including the holding over or retention of possession of any tenant or any other occupant, the validity of this Lease shall not be impaired thereby, and Tenant shall take possession of the Refusal Space when, as and if vacant possession of the Refusal Space is delivered to Tenant. Tenant hereby waives any right to rescind this Lease with respect to the Refusal Space that Tenant might otherwise have under any Law now or hereafter in effect, and the provisions of this Section 31.4 shall constitute an express negation of any such Law.

ARTICLE 32. STORAGE SPACE

Section 32.1 Landlord hereby grants to Tenant, for Tenant’s own use and not for resale purposes, a license of area up to two thousand (2000) gross square feet in the Building as determined by Landlord in Landlord’s judgment from time to time (the “Storage Space”) for the dry storage of Tenant’s Property and for no other purpose pursuant to the terms and conditions of this Article 32 commencing from the time Landlord notifies Tenant in writing of the Storage Space location (“Storage Space Commencement Date”) through the Term or earlier termination of this Lease

Section 32.2 Tenant shall pay a license fee to Landlord for the Storage Space, as Additional Rent in advance on the first day of each month during the Term, in the amount of six and 50/100 dollars ($6.50) per gross square foot per annum (the “Storage Space Rent”) beginning on the Storage Space Commencement Date through the Term or- earlier- termination of this Lease. The Storage Space Rent shall increase on each anniversary of the Commencement Date by an amount equal to three percent (3.0%) of the Storage Space Rent, notwithstanding the fact that Tenant may not elect to use the Storage Space immediately upon the Commencement Date. For purposes of this Lease, Storage Space Rent shall be deemed to be included as Additional Rent hereunder.

Section 32.3 Tenant shall be responsible, at Tenant’s sole cost and expense, to cage off that certain area encompassing the Storage Space from the rest of the Building and to construct an entrance into the Storage Space from the Premises. Tenant acknowledges and agrees the Storage Space shall have one single point of entry through the Premises only.

Section 32.4 Landlord may at its option, at any time during the Term upon not less than thirty (30) days prior notice to Tenant (except in the event of an emergency) relocate the Storage Space to another area in, on or adjacent to the Building designated by Landlord, at Tenant’s sole cost and expense.

Section 32.5 For purposes of this Lease and except as otherwise set forth in this Article 32, the Storage Space shall be deemed to be included as part of the Premises and Tenant shall have all those respective obligations regarding the Storage Space as set forth herein for the Premises, including, but not limited to, insurance requirements, maintenance obligations, access rights, and the like. Tenant acknowledges and agrees Landlord will not provide any services to the Storage Space, however, Landlord will cooperate with Tenant, at no cost to Landlord, to aid Tenant in obtaining any requested utilities to the Storage Space, all at Tenant’s sole cost and expense.

ARTICLE 33. MISCELLANEOUS

Section 33.1 (a) The obligations of Landlord under this Lease shall not be binding upon Landlord named herein after the sale, conveyance, assignment or transfer by such Landlord (or upon any subsequent landlord after the sale, conveyance, assignment or transfer by such subsequent landlord) of its interest in the Building or the Real Property, as the case may be, and in the event of any such sale, conveyance, assignment or transfer, Landlord shall be and hereby is entirely freed and relieved of all covenants and obligations of Landlord hereunder, and the transferee of Landlord’s interest in the Building or the Real Property, as the case may be, shall be deemed to have assumed all obligations under this Lease Prior to any such sale, conveyance, assignment or transfer, the liability of Landlord for Landlord’s-obligations under this Lease shall be limited to Landlord’s interest in the Real Property and Tenant shall not look to any other property or assets of Landlord or the property or assets of any of the Exculpated Parties (defined below) in seeking either to enforce Landlord’s obligations under this Lease or to satisfy a judgment for Landlord’s failure to perform such obligations.

(b) Notwithstanding anything set forth in this Lease to the contrary, Tenant shall look solely to Landlord to enforce Landlord’s obligations hereunder and no partner, shareholder, director, officer, principal, employee or agent, directly or indirectly, of Landlord (collectively, the “Exculpated Parties”) snail be personally liable for the performance of Landlord’s obligations under this Lease. Tenant shall not seek any damages against any of the Exculpated Parties.

Section 33.2 Wherever in this Lease Landlord’s consent or approval is required, if Landlord shall refuse such consent or approval, Tenant in no event shall be entitled to make, nor shall Tenant make, any claim, and Tenant hereby waives any claim, for money damages (nor shall Tenant claim any money damages by way of set-off, counterclaim or defense) based upon any claim or assertion by Tenant that Landlord unreasonably withheld or unreasonably delayed its consent or approval Tenant’s sole remedy shall be an action or proceeding to enforce any such provision, for specific performance, injunction or declaratory judgment.

Section 33.3 (a) This Lease may not be changed, modified, terminated or discharged, in whole or in part, except by a writing, executed by the party against whom enforcement of the change, modification, termination or discharge is to be sought.

(b) This Lease shall be governed in all respects by the laws of the State of Texas applicable to agreements executed in and to be performed wholly within the State.

(c) If any term, covenant, condition or provision of this Lease, or the application thereof to any person or circumstance, shall ever be held to be invalid or unenforceable, then in each such event the remainder of this Lease or the application of such term, covenant, condition or provision to any other person or any other circumstance (other than those as to which it shall be invalid or unenforceable) shall not be thereby affected, and each term, covenant, condition and provision hereof shall remain valid and enforceable to the fullest extent permitted by law.

(d) If at the commencement of, or at any time or times during the Term, the Fixed Rent and Additional Rent reserved in this Lease shall not be fully collectible by reason of any Law, Tenant shall enter into such agreements and take such other steps (without additional expense to Tenant) as Landlord may request and as may be legally permissible to permit Landlord to collect the maximum rents which may from time to time during the continuance of such legal rent restriction be legally permissible (and not in excess of the amounts reserved therefore under this Lease). Upon the termination of such legal rent restriction prior to the expiration of the Term, (i) Fixed Rent and Additional Rent shall become and thereafter be payable hereunder in accordance with the amounts reserved in this Lease for the periods following such termination, and (ii) Tenant shall pay to Landlord, if legally permissible, an amount equal to (A) the items of Fixed Rent and Additional Rent which would have been paid pursuant to this Lease but for such legal rent restriction less (B) the rents paid by Tenant to Landlord during the period or periods such legal rent restriction was in effect.

(e) The covenants, conditions and agreements contained in this Lease shall bind and inure to the benefit of Landlord and Tenant and their respective legal representatives, successors, and, except as otherwise provided in this Lease, their assigns.

Section 33.4 Except as expressly provided to the contrary in this Lease, Tenant agrees that all disputes arising, directly or indirectly, out of or relating to this Lease, and all actions to enforce this Lease, shall be dealt with and adjudicated in the state courts of Colorado or the Federal courts sitting in Denver, Colorado; and for that purpose hereby expressly and irrevocably submits itself to the jurisdiction of such courts.

Section 33.5 Tenant hereby irrevocably waives, with respect to itself and its property, any diplomatic or sovereign immunity of any kind or nature, and any immunity from the jurisdiction of any court or from any legal process, to which Tenant may be entitled, and agrees not to assert any claims of any such immunities in any action brought by Landlord under or in connection with this Lease. Tenant acknowledges that the making of such waivers, and Landlord’s reliance on the enforceability thereof, is a material inducement to Landlord to enter into this Lease.

Section 33.6 Tenant shall have the right to install and maintain a sign on the exterior wall of the Building subject to the following conditions: (i) the placement, design, size, type, and other sign details are subject to Landlord’s sole and complete discretion, (ii) the installation and maintenance of all signs shall comply with all applicable Laws, (iii) the installation and maintenance of all signs shall be at Tenant’s sole cost and expense, and (iv) Tenant shall remove all installed signs at the end of the Term or earlier expiration of this Lease. In the event Landlord agrees to install a pylon sign, Landlord agrees to allow Tenant the use of no more than  1/3 of the total face area of such sign, subject to the above described conditions Landlord agrees Tenant’s logo, as it exists on the Commencement Date, is approved both as to design and color.

Section 33.7 Neither Landlord nor Tenant shall issue any press releases, or hold any press conferences or other media events, whereby this Lease or any of the material terms of this Lease shall be made public, without the prior approval of the other party.

Section 33.8 Landlord agrees to allow other third party telecommunication carriers equal access to the Building and Premises subject to mutually agreed terms and conditions evidenced by a written agreement between Landlord and such third party telecommunication carrier. Landlord shall not be responsible or obligated to Tenant in any way, and Tenant hereby waives all claims it has or may have against Landlord regarding same, in the event Landlord and a telecommunication carrier requested by Tenant do not reach mutual agreement on terms and conditions regarding such telecommunication carrier’s access to the Building. In the event Tenant wishes to utilize the services of a telephone or telecommunications provider whose equipment is not then servicing the Building and Premises, no such provider shall be permitted to install its cable or other equipment within the Building or Premises without first securing the prior written approval of Landlord. Landlord’s approval shall not be deemed any kind of warranty or representation by Landlord, including, without limitation, any warranty or representation as to the suitability, competence, or financial strength of the provider. Landlord may refuse to give its approval to such telecommunication carrier in Landlord’s discretion, including, but not limited to the following items: (i) Landlord shall incur no expense whatsoever with respect to any aspect of the provider’s provision of its services, including, without limitation, the costs of installation, materials, and services; (ii) prior to commencement of any work in or about the Building or Premises by the telecommunications provider, the telecommunications provider shall supply Landlord with such written indemnities, insurance, financial statements, and such other items as Landlord reasonably determines to be necessary to protect its financial interests and the interests of the Building and Real Property relating to the proposed activities of the telecommunications provider; (iii) the telecommunications provider agrees to abide by such rules and regulations, building and other codes, job site rules, and such other requirements as are reasonably determined by Landlord; (iv) Landlord reasonably determines that there is sufficient space in the Building and Real Property for the placement of all the telecommunication provider’s equipment and materials; (v) the telecommunication provider agrees to abide by Landlord requirements, if any, that the telecommunication provider use existing conduit and use approved contractors; (vi) Landlord receives from the telecommunication provider such compensation as is reasonably determined by Landlord to compensate it for space used in the Building and Real Property, for the fair market value of access to the Building and Real Property and costs which may be incurred by Landlord; (vii) the telecommunication provider agrees to deliver to Landlord detailed “as built” plans immediately after the installation of the telecommunication provider’s equipment; and (viii) all of the foregoing matters are documented in a written agreement between Landlord and the telecommunication provider, the form and content which is satisfactory to Landlord.

IN WITNESS WHEREOF, Landlord and Tenant have respectively executed this Lease as of the day and year first above written.

LANDLORD:	LEVEL 3 COMMUNICATIONS, LLC

	By:	/s/ Patrick Lynch
	Name:	Patrick Lynch
	Title:	Vice President Real Estate and Facilities

TENANT:	RACKSPACE SATDC, LTD.

	By:	RACKSPACE SATDC MANAGEMENT, LLC, its general partner

	By:	/s/ Paul Froutan
	Name:	Paul Froutan
	Title:	Vice President Engineering

Tenant’s Federal Tax Identification Number: 742900680

STATE OF COLORADO	)
ss.:
COUNTY OF BROOMFIELD	)

On this      day of                      in the year 2002 before me, the undersigned, a notary public in and for said State, personally appeared Patrick Lynch of Level 3 Communications, LLC, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that s/he executed the same in his/her capacity, and that by his/her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Notary Public

(Affix Notarial Stamp)

STATE OF	TEXAS )
ss.:
COUNTY OF	BEXAR )

On this 24 day of     April     in the year 2002 before me, the undersigned, a notary public in and for said State, personally appeared Paul Froutan, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that s/he executed the same in his/her capacity, and that by his/her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Notary Public

(Affix Notarial Stamp)

EXHIBIT A

FLOOR PLAN OF THE PREMISES

The floor plan on the following page is intended solely to identify the general outline of the Premises, and should not be used for any other purpose. All areas, dimensions and locations are approximate, and any physical conditions indicated may not exist as shown.

1

EXHIBIT B

RULES AND REGULATIONS

1. The rights of tenants in the entrances, corridors, elevators of the Building are limited to ingress to and egress from tenants’ premises for tenants and their employees, licenses and invitees, and no tenant shall use, or permit the use of, the entrances, corridors, or elevators for any other purpose. No tenant shall invite to such tenant’s premises, or permit the visit of, persons in such numbers or under such conditions as to interfere with the use and enjoyment of any of the entrances, corridors and other facilities of the Building by other tenants. Fire exits and stairways are for emergency use only, and shall not be used for any other purposes by the tenants, their employees, licensees or invitees. No tenant shall encumber or obstruct, or permit the encumbrance or obstruction of, any of the sidewalks, entrances, corridors, fire exits or stairways of the Building. Landlord reserves the right to control and operate the public portions of the Building and the public facilities, as well as facilities furnished for the common use of tenants, in such manner as it reasonably deems best for the benefit of tenants generally.

2. Tenant’s employees shall not loiter around the hallways, stairways, elevators, front, roof or any other part of the Building used in common by the occupants thereof.

3. Except as otherwise provided in the Lease, Tenant shall not alter the exterior appearance of the Building by installing signs, advertisements, notices or other graphics on exterior walls, or interior surfaces visible from outside, without prior written permission from Landlord. Similarly, electrical fixtures hung in offices or other spaces along the perimeter of the Building which affect its exterior appearance must be fluorescent and a quality, type, design and bulb color, previously approved in writing by Building management.

4. The cost of repairing any damage to the public portions of the Building or the public facilities or to any facilities used in common with other tenants, caused by a tenant or the employees, licensees or invitees of the tenant, shall be paid by such tenant.

5. The requirements of tenants will be attended to only upon application at the Building Management Office. Employees of the Building shall not perform any work or do anything outside of their regular assigned duties, unless under special instructions from the Building Management Office.

6. Except as specifically provided in the Lease, Tenant shall have no right of access to the roof of the Building and shall not install, repair or replace any satellite dish, antennae, fan, air conditioner or other devices on the roof of the Building without the prior written consent of Landlord. Any such device installed without such written consent shall be subject to removal, at Tenant’s expense, without notice, at any time.

7. Exterior signs on doors and any directory tablet must be approved by Landlord.

8. No awnings or other projections over or around the windows shall be installed by any tenant and only such window blinds as are permitted by Landlord shall be used in any tenant’s premises.

9. No acids, vapors or other materials shall be discharged or permitted to be discharged into the waste lines, vents or flues of the Building. The water and service closets and other plumbing fixtures in or serving any tenant’s premises shall not be used for any purpose other than the purpose for which they were designed or constructed and no sweepings, rubbish, rags, acids or other foreign substances shall be deposited therein. All damages resulting from any misuse of the fixtures shall be borne by the tenant who, or whose servants, employees, agents, visitors or licensees, shall have caused the same.

10. Tenant shall not disturb others. This rule prohibits any noise audible from the hallway, adjoining office suites or outside whether created by musical instruments, radios, television sets, group activities or any other source.

11. All hand trucks used in the Building shall be equipped with rubber tires and side guards.

12. No tenant shall install wires, conduit, sleeves or similar installations in Building shaftways without prior written consent of Landlord, and as Landlord may direct.

13. Each tenant shall, at its expense, provide artificial light in the premises demised to such tenant for Landlord’s agents, contractors and employees while performing janitorial or other cleaning services and making repairs or alterations therein

14. Tenants shall not permit any cooking or food odors emanating from their demised premises to be detectable in any other portions of the Building.

15. Tenants shall coordinate entrance door locks with the Building’s master lock system. Upon vacating the Building, tenants must return keys to storerooms, offices and toilets or pay replacement costs

16. All entrance doors in each tenant’s premises shall be left locked when the tenant’s premises are not in use. Entrance doors shall not be left open at any time.

17. Tenants shall not keep pets or other vehicles in their premises without prior written approval by Landlord. Exceptions are made for seeing-eye dogs and conveyances required by handicapped persons.

18. Canvassing, soliciting and peddling of products or services are prohibited in the Building, and tenants shall cooperate with Landlord in attempting to prevent such acts in the Building.

19. Landlord may refuse admission to the Building outside of normal hours to any person not having a pass issued by Landlord or not properly identified, and may require all persons admitted to or leaving the Building outside of normal business hours to register. Tenant’s employees, agents and visitors shall be permitted to enter and leave the Building at all times on all days. Each tenant shall be responsible for all persons for whom such person requests such permission and shall be liable to Landlord for all acts of such persons. Any person whose presence in the Building at any time shall, in the reasonable judgment of Landlord, be prejudicial to the safety, character, reputation and interests of the Building or its tenants may be denied access to the Building or may be rejected therefrom. In case of invasion, riot, public excitement or other commotion, Landlord may prevent all access to the Building during the continuance of the same, by closing the doors or otherwise, for the safety of the tenants and protection of property in the Building. Landlord may require any person leaving the Building with any package or other object to exhibit a pass from the tenant from whose premises the package or object is being removed, but the establishment and enforcement of such requirements shall not impose any responsibility on Landlord for the protection of any tenant against the removal of property from the premises of the tenant. Landlord shall in no way be liable to any tenant for injury or loss arising from the admission, exclusion or ejection of any person to or from the tenant’s premises or the Building under the provisions of this rule.

20. Tenant may refuse admission to the Premises outside of normal hours to any person not having a pass issued by Tenant or not properly identified, except as otherwise set forth in the Lease.

21. Tenant, at its sole cost and expense, shall cause the Premises to be exterminated from time to time to the reasonable satisfaction of the Building Management Office, and shall employ such exterminators therefore as shall be approved by the Building Management Office.

22. Tenants shall not serve or permit the serving of alcoholic beverages in the its premises unless Tenant shall have procured host liquor liability insurance, issued by companies and in amounts reasonably satisfactory to Landlord, naming Landlord and its managing agent as additional insureds.

23. The Building loading docks may be used only for loading and unloading procedures. Tenants may not use the loading dock area for parking. Tenants may not place any dumpsters at the loading docks or any other portion of the Building without the prior written approval of Landlord.

24. No shutdowns of any Building systems will be permitted without prior written approval of Landlord and supervision by the Building engineer.

25. Tenant’s contractors or vendors may not use any space within the Building outside the Premises for storage or moving of materials or equipment or for the location of a field office or facilities for the employees of such contractors or vendors without obtaining Landlord’s prior written approval for each such use. Landlord shall have the right to terminate such use and remove all such contractor’s or vendor’s materials, equipment and other property from such space, without Landlord being liable to tenant or to such contractor or vendor, and the cost of such termination and removal shall be paid by Tenant to Landlord.

26. Tenants are required to have a full service maintenance contract covering their supplemental HVAC, Uninterrupted Power Supply (UPS) and Automatic Transfer systems, and to provide copies of such contracts to the Building management office.

27. The Building reserves the right to restrict the use of certain materials (for example, Omega sprinkler heads and piping manufactured in The Republic of China) in the Building based on notifications that declare the materials unsafe.

28. Elevators for freight handling service will be operated during Business Hours on Business Days, unless special arrangement is made with Landlord for operation at other times.

29. (a) The loading docks located on first or ground floor of the Building are designed to accomplish the immediate transfer and movement of freight between the Premises and trucks. The use of the loading docks by Tenant or any Tenant Party will be confined to such purpose, under the reasonable direction and control of the representative of Landlord in charge of such operation.

(b) No storage or holding of freight on the loading docks awaiting the arrival of trucks, or awaiting transfer by Tenant from the loading docks to the Premises, will be permitted. No automobiles of Tenant or any Tenant Party may enter on or be stored in any portion of the Building, except in areas designated by Landlord, and provided Tenant pays for such parking at rates designated by Landlord, its agents or parking lessees.

(c) Any violation of this rule or disregard of directions issued by Landlord will give Landlord the right to handle, transfer, remove or store such freight in or to other premises in the Building. When such handling, transfer, removal or storage is performed by Landlord, and when it shall be deemed necessary by Landlord to preserve the continuity of common service provided by this facility, any and all expense will be at Tenant’s sole cost and expense. Landlord will not be responsible for any loss or damage which any such freight may suffer by such handling, removing or storage.

30. If any electrical or telephone installations made or operated by Tenant shall emit any electromagnetic interference, Tenant shall immediately discontinue use of such installations until such electromagnetic interference is eliminated to Landlord’s satisfaction.

31. Landlord reserves the right at any time and from time to time, to rescind, alter, waive, modify, add to or delete, in whole or in part, any of these Rules and Regulations in order to protect the comfort, convenience and safety of all tenants at the Building. Tenant shall not have any rights or claims against Landlord by reason of non-enforcement of these rules and regulations against any tenant, and such non-enforcement will not constitute a waiver as to Tenant.

32. If there shall be any inconsistencies between the text of the main body of the Lease and these Rules and Regulations, the provisions of the Lease shall prevail.

EXHIBIT C

APPROVED CONTRACTORS

SAN ANTONIO PREFERRED CONTRACTOR LIST 2002

1.	Texas Fiber Optic Connections - (DC, Infrastructure, Splicing,

Equipment Installation)

308 Spring Hollow

New Braunfels, TX 78132

POC: Lee Lane or Chas Humpheys

830-708-1930 Wk

830-620-1117 Fx

2.	Titus Electrical Contracting, Inc. (AC/DC Electrical, Infrastructure)

615 W. Yager Lane

Austin, TX 78753

POC: Greg Taylor

512-339-1111 Wk

512-339-0000 Fx

3.	Encompass Electrical Technologies (AC/DC Electrical, Infrastructure,

Equipment Installation)

313 E. Rundberg Lane

Suite 109

Austin, TX 78753

POC: Lin Jansen

512-873-0022 Wk

888-860-1034 Fx

4.	Invensys Energy Systems - Network Integration Services (AC/DC

Electrical, Infrastructure, Equipment Installation)

1000 Heritage Center Circle

Round Rock, Texas 78664

POC: Brian Cox

512-238-3037 Wk

509-357-5236 Fx

5.	Bexar Landscaping Company

P.O. Box 100956

San Antonio, Texas 78201

POC: Gina A. Jimenez

(210) 736-0347

6.	Coverall Cleaning Concepts

120 East Basse Rd. Suite 102

San Antonio, Texas 78209

POC: Philip Chavez

(210) 822-4030

(210) 559-8033 Fax

7.	Fox Service Co. Inc.

4300 S. Congress Ave.

Austin, Texas 78760

(512) 442-6782

(512) 445-3338 Fax

EXHIBIT D

FORM OF GUARANTY

AGREEMENT AND GUARANTY

AGREEMENT AND GUARANTY (this “Guaranty”) made as of April 24, 2002, by RACKSPACE, LTD., a Texas limited partnership, with its principal office at 112 E. Pecan Street, San Antonio, Texas 78205 (“Guarantor”) to LEVEL 3 COMMUNICATIONS, LLC, a Delaware limited liability company with an office at 1025 Eldorado Boulevard, Broomfield, Colorado 80021 (“Landlord”).

WITNESSETH:

WHEREAS:

A. Landlord has been requested by Rackspace SATDC, LTD., a Texas limited partnership, with an office at 112 E. Pecan Street, San Antonio, Texas 78205 (“Tenant”), to enter into an Agreement of Lease, dated as of the date hereof (the “Lease”), whereby Landlord would lease to Tenant, and Tenant would hire and rent from Landlord the premises, as more particularly described in the Lease (the “Premises”), in the building known as 5130 Service Center Drive, San Antonio, Texas 78218.

B. Guarantor owns, directly or indirectly, all of the equity and voting interests in Tenant, and will derive substantial benefit from the execution and delivery of the Lease.

C. Guarantor acknowledges that Landlord would not enter into the Lease unless this Guaranty accompanied the execution and delivery of the Lease.

NOW, THEREFORE, in consideration of the execution and delivery of the Lease and of other good and valuable consideration, the receipt and sufficiency whereof are hereby acknowledged by Guarantor:

1. DEFINITIONS. Defined terms used in this Guaranty and not otherwise defined have the meanings assigned to them in the Lease.

2. COVENANTS OF GUARANTOR

(a) Guarantor absolutely, unconditionally and irrevocably guarantees, as a primary obligor and not merely as a surety: (i) the full and prompt payment of all Fixed Rent, Additional Rent and all other sums and charges payable by Tenant under the Lease, and (ii) the full and timely performance of all covenants, terms, conditions, obligations and agreements to be performed by Tenant under the Lease (all of the obligations described in clauses (i) and (ii), collectively, the “Obligations”). If an Event of Default shall occur under the Lease, Guarantor will, without notice or demand, promptly pay and perform all of the Obligations, and pay to Landlord when due all Fixed Rent and Additional Rent payable by Tenant under the Lease, together with all damages, costs and expenses to which Landlord is entitled pursuant to the Lease or under applicable Laws.

(b) Guarantor agrees with Landlord that (i) any action, suit or proceeding of any kind or nature whatsoever (an “Action”) commenced by Landlord against Guarantor to collect Fixed Rent, Additional Rent and any other sums and charges due under the Lease for any month or months shall not prejudice in any way Landlord’s rights to collect any such amounts due for any subsequent month or months throughout the Term in any subsequent Action, (ii) Landlord may, at its option, without prior notice or demand, join Guarantor in any Action against Tenant in connection with or based upon the Lease or any of the Obligations, (iii) Landlord may seek and obtain recovery against Guarantor in an Action against Tenant or in any independent Action against Guarantor without Landlord first asserting, prosecuting, or exhausting any remedy or claim against Tenant or against any security of Tenant held by Landlord under the Lease, and (iv) Guarantor will be conclusively bound in any jurisdiction by a judgment in any Action by Landlord against Tenant, as if Guarantor were a party to such Action, even though Guarantor is not joined as a party in such Action.

3. GUARANTOR’S OBLIGATIONS UNCONDITIONAL

(a) This Guaranty is an absolute and unconditional guaranty of payment and of performance, and not of collection, and shall be enforceable against Guarantor without the necessity of the commencement by Landlord of any Action against Tenant, and without the necessity of any notice of nonpayment, nonperformance or nonobservance, or any notice of acceptance of this Guaranty, or of any other notice or demand to which Guarantor might otherwise be entitled, all of which Guarantor hereby expressly waives in advance.

(b) If the Lease is renewed, or the Term extended, for any period beyond the Expiration Date, either pursuant to any option granted under the Lease or otherwise, or if Tenant holds over beyond the Expiration Date, the obligations of Guarantor hereunder shall extend and apply to the full and faithful performance and observance of all of the Obligations under the Lease during any renewal, extension or holdover period.

(c) This Guaranty is a continuing guarantee and will remain in full force and effect notwithstanding, and the liability of Guarantor hereunder shall be absolute and unconditional irrespective of: (i) any modifications or amendments of the Lease, (ii) any releases or discharges of Tenant other than the full release and complete discharge of all of the Obligations, (iii) any extension of time that may be granted by Landlord to Tenant, (iv) any assignment or transfer of all of any part of Tenant’s interest under the Lease, (v) any subletting of the Premises, (vi) any changed or different use of the Premises, (vii) any other dealings or matters occurring between Landlord and Tenant, (viii) the taking by Landlord of any additional guarantees from other persons or entities, (ix) the releasing by Landlord of any other guarantor, (x) Landlord’s release of any security provided under the Lease, or (xi) Landlord’s failure to perfect any landlord’s lien or other security interest available under applicable Laws. Guarantor hereby consents, prospectively, to Landlord’s taking or entering into any or all of the foregoing actions.

4. WAIVERS OF GUARANTOR

(a) Guarantor waives (i) notice of acceptance of this Guaranty, (ii) notice of any actions taken by Landlord or Tenant under the Lease or any other agreement or instrument relating thereto, (iii) notice of any and all defaults by Tenant in the payment of Fixed Rent, Additional Rent or other charges, or of any other defaults by Tenant under the Lease, (iv) all other notices, demands and protests, and all other formalities of every kind in connection with the enforcement of the Obligations, omission of or delay in which, but for the provisions of this Section 4, might constitute grounds for relieving Guarantor of its obligations hereunder, and (v) any requirement that Landlord protect, secure, perfect or insure any security interest or lien, or any property subject thereto, or exhaust any right or take any action against Tenant or any other Person or any collateral.

(b) Guarantor waives trial by jury of any and all issues arising in any Action upon, under or in connection with this Guaranty, the Lease, the Obligations, and any and all negotiations or agreements in connection therewith.

5. SUBROGATION. Guarantor waives and disclaims any claim or right against Tenant by way of subrogation or otherwise in respect of any payment that Guarantor may be required to make hereunder, to the extent that such claim or right would cause Guarantor to be a “creditor” of Tenant for purposes of the United States Bankruptcy Code (11 U.S.C. §l0l et seq., as amended), or any other Federal, state or other bankruptcy, insolvency, receivership or similar Legal Requirement. If any amount shall be paid to Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been paid and performed in full, Guarantor shall hold such amount in trust for Landlord and shall pay such amount to Landlord immediately following receipt by Guarantor, to be applied against the Obligations, whether matured or unmatured, in such order as Landlord may determine Guarantor hereby subordinates any liability or indebtedness of Tenant now or hereafter held by Guarantor to the obligations of Tenant to Landlord under the Lease.

6. REPRESENTATIONS AND WARRANTIES OF GUARANTOR. Guarantor represents and warrants that:

(a) Guarantor is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Texas, is duly qualified to do business in each jurisdiction where the conduct of its business requires such qualification and has full requisite corporate power and authority to enter into and perform its obligations under this Guaranty.

(b) The execution, delivery and performance by Guarantor of this Guaranty does not and will not (i) contravene applicable Laws or any contractual restriction binding on or affecting Guarantor or any of its properties, or (ii) result in or require the creation of any lien, security interest or other charge or encumbrance upon or with respect to any of its properties.

(c) No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other regulatory body is required for the due execution, delivery and performance by Guarantor of this Guaranty.

(d) This Guaranty is a legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms.

(e) There is no action, suit or proceeding pending or threatened against or otherwise affecting Guarantor before any court or other Governmental Authority or any arbitrator which may adversely affect Guarantor’s ability to perform its obligations under this Guaranty.

(f) Guarantor owns, directly or indirectly, all of the general and limited partnership interests in Tenant.

(g) Guarantor has reviewed and approved the Lease and each of the documents, agreements and instruments executed and delivered in connection with the Lease.

(h) The financial statements and accompanying letters and documents of Guarantor delivered to Landlord in connection with the Lease (collectively, the “Financial Statements” are true, complete and correct in all respects, and fairly present the net worth of Guarantor as of the date thereof, and, since the date of such Financial Statements, there has been no material adverse change in Guarantor’s net worth.

7. NOTICES. All consents, notices, demands, requests, approvals or other communications given under this Guaranty shall be given as provided the Lease, as follows:

(a)	if to Guarantor at Guarantor’s address set forth on the first page of this Guaranty, Attention: Paul Froutan; and

(b)	if to Landlord, as follows:	Level 3 Communications, LLC
1025 Eldorado Boulevard
Broomfield, Colorado 80021
Attention: Vice President Real Estate and
Facilities

	With a copy to:	Level 3 Communications, LLC
1025 Eldorado Boulevard
Broomfield, Colorado 80021
Attention: General Counsel; or

to such other addresses as either Landlord or Guarantor may designate by notice given to the other in accordance with the provisions of this Section 7.

8. CONSENT TO JURISDICTION; WAIVER OF IMMUNITIES

(a) Guarantor hereby irrevocably (i) submits to the jurisdiction of any Colorado State or Federal court sitting in Denver County, Colorado in any Action arising out of or relating to this Guaranty, and (ii) agrees that all claims in respect of such Action may be heard and determined in such Colorado State or Federal court. Guarantor hereby irrevocably appoints Morris A. Miller (the “Process Agent”), as its agent to receive, on behalf of Guarantor, service of copies of the summons and complaint and any other process which may be served in any such Action. Such service may be made by mailing or delivering a copy of such process to Guarantor in care of the Process Agent at the Process Agent’s address, and Guarantor hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. As an alternative method of service, Guarantor also irrevocably consents to the service of any and all process in any such Action by the mailing of copies of such process to Guarantor at its address specified in Section 7 hereof. Guarantor agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner permitted under Laws.

(b) Guarantor irrevocably waives, to the fullest extent permitted by Laws, and agrees not to assert, by way of motion, as a defense or otherwise (i) any objection which it may have or may hereafter have to the laying of the venue of any such Action brought any of the courts described in Section 8(a), (ii) any claim that any such Action brought in any such court has been brought in an inconvenient forum, or (iii) any claim that Guarantor is not personally subject to the jurisdiction of any such courts. Guarantor agrees that final judgment in any such Action brought in any such court shall be conclusive and binding upon Guarantor and may be enforced by Landlord in the courts of any state, in any federal court, and in any other courts having jurisdictions over Guarantor or any of its property, and Guarantor agrees not to assert any defense, counterclaim or right of set-off in any Action brought by Landlord to enforce such judgment.

(c) Nothing in this Section 8 shall limit or affect Landlord’s right to (i) serve legal process in any other manner permitted by Laws, or (ii) bring any Action against Guarantor or its property in the courts of any other jurisdictions.

(d) Guarantor hereby irrevocably waives, with respect to itself and its property, any diplomatic or sovereign immunity of any kind or nature, and any immunity from the jurisdiction of any court or from any legal process, to which Guarantor may be entitled, and agrees not to assert any claims of any such immunities in any Action brought by Landlord under or in connection with this Guaranty. Guarantor acknowledges that the making of such waivers, and Landlord’s reliance on the enforceability thereof, is a material inducement to Landlord to enter into the Lease.

(e) Guarantor agrees to execute, deliver and file all such further instruments as may be necessary under the laws of the State of Texas, in order to make effective (i) the appointment of the Process Agent, (ii) the consent by Guarantor to jurisdiction of the state courts of Colorado and the federal courts sitting in Denver, Colorado, and (iii) all of the other provisions of this Section 8.

9. MISCELLANEOUS

(a) The provisions, covenants and guaranties of this Guaranty shall be binding upon Guarantor and its successors and assigns, and shall inure to the benefit of Landlord and its successors and assigns, and shall not be deemed waived or modified unless such waiver or modification is specifically set forth in writing, executed by Landlord or its successors and assigns, and delivered to Guarantor.

(b) Whenever the words “include”, “includes”, or “including” are used in this Guaranty, they shall be deemed to be followed by the words “without limitation”, and, whenever the circumstances or the context requires, the singular shall be construed as the plural, the masculine shall be construed as the feminine and/or the neuter and vice versa. This Guaranty shall be interpreted and enforced without the aid of any canon, custom or rule of law requiring or suggesting construction against the party drafting or causing the drafting of the provision in question.

(c) The provisions of this Guaranty shall be governed by and interpreted solely in accordance with the internal laws of the State of Texas, without giving effect to the principles of conflicts of law.

IN WITNESS WHEREOF, Guarantor has executed and delivered this Guaranty as of April 24, 2002.

GUARANTOR:
RACKSPACE, LTD.

By:	/s/ Paul Froutan
Name:	Paul Froutan
Title:	VP Engineering

STATE OF	TEXAS )
ss.:
COUNTY OF	BEXAR )

On this 24 day of     April     in the year 2002 before me, the undersigned, a notary public in and for said State, personally appeared Paul Froutan, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that s/he executed the same in his/her capacity, and that by his/her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Notary Public

(Affix Notarial Stamp)

EXHIBIT E

FLOOR PLAN OF THE EQUIPMENT SPACE

The plans on the following pages are intended solely to identify the general outline of the Equipment Space, and should not be used for any other purpose. All areas, dimensions and locations are approximate, and any physical conditions may exist as shown.

EXHIBIT F

LIST OF PREMISES EQUIPMENT

EXHIBIT G

CONDUIT FOR TENANT’S USE

FIRST AMENDMENT OF LEASE

FIRST AMENDMENT OF LEASE (this “Amendment”), dated as of April 16, 2004, between LEVEL 3 COMMUNICATIONS, LLC, a Delaware limited liability company with an office at 1025 Eldorado Boulevard, Broomfield, Colorado 80021 (“Landlord”), and Rackspace SATDC, Ltd., a Texas limited partnership with an office at 5130 Service Center Drive, San Antonio, Texas (“Tenant”).

W I T N E S S E T H:

WHEREAS:

A. Landlord and Tenant entered into an Agreement of Lease, dated as of April 24, 2002, (the “Lease”), pursuant to which Landlord leased to Tenant approximately 10,000 Rentable Square Feet of space (the “Premises”) within the building located at 5130 Service Center Drive, San Antonio, Texas (the “Building”), at the rental and on the other terms and conditions set forth in the Lease.

B. Landlord and Tenant desire to amend the Lease to provide the addition of approximately 1,140 gross square feet in the Building as provided in Section 32 of the Lease (the “Storage Space”)

NOW, THEREFORE, in consideration of the mutual covenants herein contained, Landlord and Tenant hereby covenant and agree as follows:

Section 1. DEFINED TERMS; NO AMENDMENTS

(a) Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings ascribed to them in the Lease.

(b) Each of Landlord and Tenant represents and warrants to the other that to the best of its knowledge, except for this Amendment, there are not, as of the date hereof, any amendments, modifications, written instruments or other oral or written agreements which amend or modify the provisions of the Lease.

(c) The provisions of this Amendment shall supersede any inconsistent provisions contained in the Lease, regardless of whether such inconsistent provisions are contained in the body of the Lease or in any rider, exhibit or schedule thereto, or in any amendment, modification, letter, notice or other written instrument executed in connection therewith or sent pursuant thereto.

Section 2. STORAGE SPACE

(a) Pursuant to Article 32 of the Lease, Tenant has requested Landlord to make a designation of the size and location of the Storage Space and Landlord hereby designates the cross hatched space identified on Exhibit A to be the size and location of the Storage Space. Exhibit A is attached hereto and incorporated herein by this reference. Landlord and Tenant agree the Storage Space shall be included in and become a part of the Premises under the terms and conditions set forth herein and the Lease.

(b) Tenant agrees, at Tenant’s sole cost and expense, to cage off the Storage Space from the rest of the Building and to construct an entrance into the Storage Space from the Premises, all in accordance with the terms of the Lease. Prior to any construction regarding the Storage Space, Tenant shall present construction plans to Landlord for Landlord’s consent and approval as set forth in Article 4 of the Lease.

(c) The commencement date for the addition of the Storage Space is April 20, 2004, (the “Storage Space Commencement Date”) and shall continue through the Term or other early termination of the Lease.

(d) Tenant agrees pay five hundred seventy dollars ($617.50) per month as Additional Rent for the use of the Storage Space (the “Storage Space Rent”) commencing on the Storage Space Commencement Date through the Term. The Storage Space Rent shall increase on each anniversary of the Storage Space Commencement Date by an amount equal to three percent (3.0%) of said Storage Space Rent.

(e) Tenant acknowledges and agrees Landlord will not provide any services to the Storage Space or perform any work to prepare such space for Tenant’s occupancy, however, Landlord agrees to cooperate with Tenant, at no cost to Landlord, to aid Tenant in obtaining any requested utilities to the Storage Space, all at Tenant’s sole cost and expense. Tenant agrees to accept the Storage Space in its “AS IS” condition without any modification by Landlord and further acknowledges Tenant has inspected the Storage Space and has determined it is acceptable for Tenant’s intended use.

Section 3. GUARANTY Simultaneously with the execution and delivery of this Amendment, Tenant will deliver to Landlord an Amendment and Reconfirmation of Guaranty, executed by Guarantor, in the form annexed to this Amendment as Exhibit B.

Section 4. MISCELLANEOUS

(a) Tenant represents and warrants to Landlord that (i) the Lease is in full force and effect, and has not been modified or amended, except as provided in this Amendment, (ii) to the best of Tenant’s knowledge, Landlord is not in default in the performance of any of Landlord’s obligations under the Lease, and (iii) no event has occurred which with the giving of notice or the passage of time, or both, would constitute a default by Landlord under the terms of the Lease.

(b) All of the Exhibits attached to this Amendment are incorporated in and made a part of this Amendment, but in the event of any conflict or inconsistency between the provisions of this Amendment and the Exhibits, the provisions of this Amendment shall control. The captions used in this Amendment are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Amendment nor the intent of any provision hereof.

(c) This Amendment (i) contains the entire agreement between the parties hereto relating to the transactions contemplated hereby, and all prior or contemporaneous agreements, understandings, representations and statements, oral or written, are merged herein, (ii) may not be changed, modified, terminated or discharged, in whole or in part, except by a writing, executed by the party against whom enforcement of the change, modification, termination or discharge is sought, (iii) shall be construed, governed and enforced in accordance with the laws of the State of Texas, (iv) shall be interpreted and enforced in accordance with its provisions and without the aid of any custom or rule of law requiring or suggesting construction against the party drafting or causing the drafting of the provisions in question, (v) shall not be binding upon or enforceable against Landlord unless and until Landlord delivers a fully executed counterpart hereof to Tenant, (vi) maybe executed in one or more counterparts, each of which so executed and delivered shall be deemed an original, but all of which taken together shall constitute but one and the same instrument, and (vii) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the day and year first above written.

LANDLORD:	LEVEL 3 COMMUNICATIONS, LLC,
a Delaware limited liability company

	By:	/s/ Patrick Lynch
Patrick Lynch
Vice President of Real Estate

TENANT:	RACKSPACE SATDC, LTD.,
a Texas limited partnership

	By:	Rackspace SATDC Management LLC,
is General Partner

		By:	/s/ Paul Froutan
Paul Froutan
Vice President Engineering

Tenant’s Federal Tax Identification Number: 47-0807040

EXHIBIT A

FLOOR PLAN: STORAGE SPACE

The floor plan on the following page is intended solely to identify the general outline of the portions of the Storage Space, and should not be used for any other purpose. All areas, dimensions and locations are approximate, and any physical conditions indicated may not exist as shown.

EXHIBIT B

AMENDMENT AND RECONFIRMATION OF GUARANTY

WHEREAS:

A. Level 3 Communications, LLC, a Delaware limited liability company (“Landlord”), and Rackspace SATDC, Ltd., a Texas limited partnership (“Tenant”), entered into an Agreement of Lease, dated as of April 24,2002, (the “Lease”), demising premises at 5130 Service Center Drive, San Antonio, Texas.

B. Tenant’s obligations under the Lease were guaranteed by Rackspace, Ltd., a Texas limited partnership (“Guarantor”), pursuant to an Agreement and Guaranty dated as of April 24, 2002, (the “Guaranty”).

C. Landlord and Tenant have entered into a First Amendment of Lease, dated as of April 16,2004 (the “First Amendment”), and as a condition to Landlord’s agreement to enter into the First Amendment, Landlord has requested that Guarantor reaffirm its obligations under the Guaranty, as provided in this Amendment and Reconfirmation of Guaranty.

Now THEREFORE, in consideration of the execution and delivery of the First Amendment and other good and valuable consideration:

1. Guarantor undersigned represents, warrants and agrees that (a) the Guaranty, as ratified and amended hereby, is in full force and effect as the legal, valid and binding obligation of Guarantor, (b) there are no offsets, defenses or counterclaims of any kind or nature whatsoever against the Obligations (as defined in the Guaranty), (c) the agreements, representations and warranties set forth in the Guaranty are true and correct as of the date hereof as though made by Guarantor as of the date hereof, and (d) Guarantor has reviewed, approved and hereby consents to the First Amendment.

2. Guarantor hereby ratifies and confirms the Obligations, and acknowledges and agrees that the Obligations shall remain unmodified and in full force and effect notwithstanding the execution and delivery of the First Amendment or any further amendment, renewal, extension, or other modification of the Lease. All references to the “Lease” in the Guaranty shall be deemed to refer to the Lease as modified by the First Amendment.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Guarantor has executed this instrument as of April 29, 2004.

RACKSPACE, LTD.

By:	/s/ Paul Froutan
Name:	Paul Froutan
Title:	VP Engineering

STATE OF Texas	)
ss.:
COUNTY OF Bexar	)

On this 29 day of April in the year 2004 before me, the undersigned, a notary public in and for said State, personally appeared Paul Froutan, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that s/he executed the same in his/her capacity, and that by his/her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

(Affix Notarial Stamp)	Notary Public